Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210331

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 26, 2016)

Offer by

LinnCo, LLC

to Exchange Each Outstanding Unit Representing Limited Liability Company Interests of

Linn Energy, LLC

for One Common Share Representing Limited Liability Company Interests of LinnCo, LLC

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements and amends the prospectus dated April 26, 2016 (the “Final Prospectus”), relating to the offer by LinnCo, LLC (“LinnCo”) to exchange for each outstanding unit representing limited liability company interests (“LINN Energy units”) in Linn Energy, LLC (“LINN Energy”) validly tendered and not validly withdrawn in the offer, one common share representing limited liability company interests (“LinnCo shares”) in LinnCo.

You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional amendments or supplements thereto.

The offer expired at 12:00 p.m. midnight, New York City Time, at the end of April 25, 2016. On April 26, 2016, LinnCo accepted all LINN Energy units previously tendered and not validly withdrawn prior to the expiration date. To allow remaining LINN Energy unitholders the opportunity to tender their LINN Energy units, LinnCo commenced a subsequent offering period on April 26, 2016. The subsequent offering period will expire at 12:00 midnight, New York City Time, on May 23, 2016, unless extended.

This Prospectus Supplement is filed for the purpose of updating, amending and supplementing the information included in the Final Prospectus with information contained in this Prospectus Supplement.

For a discussion of certain factors that LINN Energy unitholders should consider in connection with the offer, please read the section entitled “Risk Factors” beginning on page 25 of the Final Prospectus. Additionally, LINN Energy unitholders are highly encouraged to discuss the offer, as well as the potential consequences of participating or not participating in the offer (including potential cancellation of debt income allocations from future transactions involving LINN Energy) with their own tax advisors.

LinnCo has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by LinnCo.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 12, 2016.

Recent Developments

Voluntary Reorganization Under Chapter 11

On May 11, 2016, LINN Energy, LinnCo, , certain of LINN Energy’s direct and indirect subsidiaries (collectively with LINN Energy, the “LINN Debtors”), and Berry Petroleum Company, LLC (“Berry” and, collectively with the LINN Debtors and LinnCo, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). The Debtors have filed a motion with the Court seeking joint administration of their Chapter 11 cases under the caption In re Linn Energy, LLC., et al., Case No. 16-60040 (the “Chapter 11 Cases”).

Restructuring Support Agreement and Plan of Reorganization

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain holders (the “Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) LINN Energy’s Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “LINN Credit Facility”) and (ii) Berry’s Second Amended and Restated Credit Agreement, dated as of November 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Berry Credit Facility”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the Debtors and the Consenting Creditors to support a comprehensive restructuring of the Debtors’ long-term debt (the “Restructuring Transactions”). The Restructuring Transactions will be effectuated through one or more plans of reorganization (the “Plan”) to be filed in cases commenced under Chapter 11 of the Bankruptcy Code.

LINN Energy expects ordinary-course operations to continue substantially uninterrupted during and after the Chapter 11 Cases. The Restructuring Support Agreement provides that the Consenting Creditors will support the use of the LINN Debtors’ and Berry’s cash collateral under specified terms and conditions, including adequate protection terms.

Certain principal terms of the Plan are outlined below:

•	Claims under the LINN Credit Facility will receive participation in a new LINN Energy $2.2 billion reserve-based and term loan credit facility, as described further below (the “New LINN Exit Facility”), and payment of the remainder of claims under the LINN Credit Facility (if any) in cash or, to the extent not viable, a later-agreed-upon alternative consideration.

•	LINN Energy’s 12.00% Senior Secured Second Lien Notes due December 2020 (the “Second Lien Notes”) will be allowed as a $2 billion unsecured claim consistent with the settlement agreement, dated April 4, 2016, entered into between LINN Energy and certain holders of the Second Lien Notes.

•	Unsecured claims against the LINN Debtors, including under the Second Lien Notes and LINN Energy’s unsecured notes, will convert to equity in the reorganized LINN Energy or reorganized LinnCo (the “New LINN Common Stock”) in to-be-determined allocations.

•	The Restructuring Support Agreement contemplates that Berry will separate from the LINN Debtors under the Plan. Claims under the Berry Credit Facility will receive participation in a new Berry exit facility, if any, and a to-be-determined allocation of equity in reorganized Berry (the “New Berry Common Stock”).

•	Unsecured claims against Berry, including under Berry’s unsecured notes, will receive a to-be-determined allocation of New Berry Common Stock up to the full amount of Berry’s unencumbered collateral and/or collateral value in excess of amounts outstanding under the Berry Credit Facility.

•	Cash payments under the Plan may be funded by rights offerings or other new third party investments. The Restructuring Support Agreement contemplates that Berry may undertake a marketing process for the opportunity to sponsor its Plan.

•	All existing equity interests of LinnCo, LINN Energy and Berry will be extinguished without recovery.

The New LINN Exit Facility will consist of (i) a term loan in the amount of $800 million (the “New LINN Term Loan”) and (ii) a revolving loan in the initial amount of $1.4 billion (the “New LINN Revolving Loan”). The New LINN Term Loan will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the date of emergence from bankruptcy (the “Closing Date”), with interest payable at LIBOR plus 7.50% and amortized principal payments payable quarterly, beginning March 31, 2017. The New LINN Revolving Loan will be composed of two tranches as follows: (a) a Conforming Tranche with an initial amount of $1.2 billion subject to the Borrowing Base (the “Conforming Tranche”), and (b) a Non-Conforming Tranche with an initial amount of $200 million (the “Non-Conforming Tranche”). The Conforming Tranche will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the Closing Date, with an interest rate of LIBOR plus 3.50%. The Non-Conforming Tranche will mature on the earlier of December 31, 2020, or the day prior to the date that is three years and six months after the Closing, with an interest rate of LIBOR plus 5.50%. The New LINN Exit Facility is subject to a variety of other terms and conditions including conditions precedent to funding, financial covenants and various other covenants and representations and warranties.

The Plan will provide for the establishment of a customary management incentive plan at LINN Energy and Berry under which no less than 10% of the New LINN Common Stock and New Berry Common Stock, respectively, will be reserved for grants made from time to time to the officers and other key employees of the respective reorganized entities. The Plan will provide for releases of specified claims held by the Debtors, the Consenting Creditors, and certain other specified parties against one another and for customary exculpations and injunctions.

The Restructuring Support Agreement obligates the Debtors and the Consenting Creditors to, among other things, support and not interfere with consummation of the Restructuring Transactions and, as to the Consenting Creditors, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred within 250 days of the filing of the Bankruptcy Petitions. There can be no assurances that the Restructuring Transactions will be consummated.

2

INDEX

Annex
Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed by LinnCo, LLC with the Securities and Exchange Commission on May 12, 2016	A

Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed by Linn Energy, LLC with the Securities and Exchange Commission on May 12, 2016	B

3

Exhibit A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the transition period from                  to

Commission File Number: 001-35695

LinnCo, LLC

(Exact name of registrant as specified in its charter)

Delaware	45-5166623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of April 30, 2016, there were 233,263,642 common shares outstanding.

i

PART I – FINANCIAL INFORMATION

Item 1.	Financial Statements

LINNCO, LLC

BALANCE SHEETS

(Unaudited)

	March 31, 2016	December 31, 2015
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash	$11,023	$11,023
Accounts receivable – related party	799	—
Income taxes receivable	5,673	7,414
Deferred offering costs	785	—

Total current assets	18,280	18,437

Noncurrent assets:
Deferred income taxes	—	18,971
Investment in Linn Energy, LLC	—	—

Total noncurrent assets	—	18,971

Total assets	$18,280	$37,408

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,372	$573
Income taxes payable	22,578	29,829

Total current liabilities	23,950	30,402

Shareholders’ equity (deficit):
Voting shares; unlimited shares authorized; 1 share issued and outstanding at March 31, 2016, and December 31, 2015	1	1
Common shares; unlimited shares authorized; 128,544,174 shares issued and outstanding at March 31, 2016, and December 31, 2015	3,868,322	3,868,322
Additional paid-in capital	44,440	42,723
Accumulated deficit	(3,918,433)	(3,904,040)

	(5,670)	7,006

Total liabilities and shareholders’ equity (deficit)	$18,280	$37,408

The accompanying notes are an integral part of these financial statements.

1

LINNCO, LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share amounts)
Equity loss from investment in Linn Energy, LLC	$—	$(50,492)
General and administrative expenses	(933)	(976)

Loss before income taxes	(933)	(51,468)
Income tax (expense) benefit	(13,460)	18,493

Net loss	$(14,393)	$(32,975)

Net loss per share, basic and diluted	$(0.11)	$(0.26)

Weighted average shares outstanding	128,544	128,544

Dividends declared per share	$—	$0.313

The accompanying notes are an integral part of these financial statements.

2

LINNCO, LLC

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Shares	Share Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	(in thousands)
December 31, 2015	128,544	$3,868,323	$42,723	$(3,904,040)	$7,006
Capital contributions from Linn Energy, LLC		—	1,717	—	1,717
Net loss		—	—	(14,393)	(14,393)

March 31, 2016	128,544	$3,868,323	$44,440	$(3,918,433)	$(5,670)

The accompanying notes are an integral part of these financial statements.

3

LINNCO, LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash flow from operating activities:
Net loss	$(14,393)	$(32,975)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity loss from investment in Linn Energy, LLC	—	50,492
Noncash general and administrative expenses paid by Linn Energy, LLC	933	976
Deferred income taxes	18,971	(18,493)
(Increase) decrease in income taxes receivable	(6,860)	436
Increase (decrease) in income taxes payable	1,349	(97)
Cash distributions received	—	40,183

Net cash provided by operating activities	—	40,522

Cash flow from financing activities:
Dividends paid to shareholders	—	(41,519)

Net cash used in financing activities	—	(41,519)

Net decrease in cash and cash equivalents	—	(997)
Cash and cash equivalents:
Beginning	11,023	6,544

Ending	$11,023	$5,547

The accompanying notes are an integral part of these financial statements.

4

LINNCO, LLC

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Basis of Presentation

Nature of Business

LinnCo, LLC (“LinnCo” or the “Company”) is a Delaware limited liability company formed on April 30, 2012, that completed its initial public offering (“IPO”) in October 2012. After the IPO, LinnCo’s initial sole purpose was to own units representing limited liability company interests (“units”) in its affiliate, Linn Energy, LLC (“LINN Energy”). In connection with the acquisition of Berry Petroleum Company, now Berry Petroleum Company, LLC (“Berry”), LinnCo amended its limited liability company agreement to permit, among other things, the acquisition and subsequent transfer of assets to LINN Energy for consideration received. As of March 31, 2016, LinnCo had no significant assets or operations other than those related to its interest in LINN Energy. LINN Energy is an independent oil and natural gas company that trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “LINE.” At March 31, 2016, LINN Energy’s last reported sales price was $0.36 per unit, as reported by NASDAQ, and the Company owned approximately 36% of LINN Energy’s outstanding units.

Voluntary Reorganization Under Chapter 11

On May 11, 2016, the Company, LINN Energy and Berry (collectively, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases.

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into a restructuring support agreement (“Restructuring Support Agreement”) with certain holders (“Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) LINN Energy’s Sixth Amended and Restated Credit Agreement (“LINN Credit Facility”) and (ii) Berry’s Second Amended and Restated Credit Agreement (“Berry Credit Facility”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the Debtors and the Consenting Creditors to support a comprehensive restructuring of the Debtors’ long-term debt (“Restructuring Transactions”). The Restructuring Transactions will be effectuated through one or more plans of reorganization (“Plan”) to be filed in cases commenced under Chapter 11 of the Bankruptcy Code.

The Restructuring Support Agreement provides that the Consenting Creditors will support the use of the LINN Energy’s and Berry’s cash collateral under specified terms and conditions, including adequate protection terms. The Restructuring Support Agreement obligates the Debtors and the Consenting Creditors to, among other things, support and not interfere with consummation of the Restructuring Transactions and, as to the Consenting Creditors, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred within 250 days of the bankruptcy filing. There can be no assurances that the Restructuring Transactions will be consummated.

Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the date of the Bankruptcy Petitions. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults on the Debtors’ debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.

5

LINNCO, LLC

NOTES TO FINANCIAL STATEMENTS – Continued

(Unaudited)

Ability to Continue as a Going Concern

The Company’s only significant asset is its interest in LINN Energy units and the Company’s cash flow, which was historically used to pay dividends to the Company’s shareholders, is completely dependent upon the ability of LINN Energy to make distributions to its unitholders. In October 2015, LINN Energy suspended the payment of its distribution. As of March 31, 2016, the Company had income taxes payable of approximately $23 million and cash of approximately $11 million.

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. If the Company cannot continue as a going concern, adjustments to the carrying values and classification of its assets and liabilities and the reported amounts of income and expenses could be required and could be material.

In April 2016, the Company made income tax payments of approximately $10 million related to statutory tax audit assessments for the tax years ended December 31, 2012, and December 31, 2011. The Company estimates that approximately $23 million of income taxes payable will become due later in 2016, but cannot be certain of the exact timing of payment, or of the final amount that will ultimately be owed. If the income taxes owed are greater than the cash on hand at such time, the payment will require some form of liquidity to satisfy it. As of May 12, 2016, LINN Energy had not agreed to provide any cash contribution to the Company.

Principles of Reporting

The information reported herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the results for the interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) have been condensed or omitted under Securities and Exchange Commission (“SEC”) rules and regulations; as such, this report should be read in conjunction with the financial statements and notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The results reported in these unaudited financial statements should not necessarily be taken as indicative of results that may be expected for the entire year.

Investments in noncontrolled entities over which the Company exercises significant influence are accounted for under the equity method.

The financial statements for previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), shareholders’ equity (deficit) or cash flows.

Reimbursement of LinnCo’s Costs and Expenses

LINN Energy has agreed to provide to LinnCo, or to pay on LinnCo’s behalf, any financial, legal, accounting, tax advisory, financial advisory and engineering fees, and other administrative and out-of-pocket expenses incurred by LinnCo, along with any other expenses incurred in connection with any public offering of common shares representing limited liability company interests (“shares”) in LinnCo or incurred as a result of being a publicly traded entity. These expenses include costs associated with annual, quarterly and other reports to holders of LinnCo shares, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses, and registrar and transfer agent fees. In addition, LINN Energy has agreed to indemnify LinnCo and its officers and directors for damages suffered or costs incurred (other than income taxes payable by LinnCo) in connection with carrying out LinnCo’s activities. Because all general and administrative expenses and certain offering costs are actually paid by LINN Energy on LinnCo’s behalf, no cash is disbursed by LinnCo for these expenses and costs.

6

LINNCO, LLC

NOTES TO FINANCIAL STATEMENTS – Continued

(Unaudited)

For the three months ended March 31, 2016, LinnCo incurred total general and administrative expenses and certain offering costs of approximately $1.7 million, including approximately $603,000 related to services provided by LINN Energy. Of the expenses and costs incurred during the three months ended March 31, 2016, approximately $918,000 had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2016.

For the three months ended March 31, 2015, LinnCo incurred total general and administrative expenses and certain offering costs of approximately $1.4 million, including approximately $491,000 related to services provided by LINN Energy. Of the expenses and costs incurred during the three months ended March 31, 2015, approximately $1.1 million had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2015.

Dividends

Within five business days after receiving a cash distribution related to its interest in LINN Energy units, LinnCo is required to pay the cash received, net of reserves for its income taxes liability (“tax reserve”), if any, as dividends to its shareholders. The amount of the tax reserve is calculated on a quarterly basis and is determined based on the estimated tax liability for the entire year. The current tax reserve can be increased or reduced, at Company management’s discretion, to account for the over/(under) tax reserve previously recorded. Because the tax reserve is an estimate, upon filing the annual tax returns, if the actual amount of tax due is greater or less than the total amount of tax reserved, the subsequent tax reserve, at Company management’s discretion, could be adjusted accordingly. Any such adjustments are subject to approval by the Company’s Board of Directors (“Board”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of income and expenses. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Recently Issued Accounting Standards

In November 2015, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) that is intended to simplify the presentation of deferred taxes by requiring that all deferred taxes be classified as noncurrent, presented as a single noncurrent amount for each tax-paying component of an entity. The ASU is effective for fiscal years beginning after December 15, 2016; however, the Company early adopted it on January 1, 2016, on a retrospective basis. The adoption of this ASU resulted in the reclassification of previously-classified current deferred taxes of approximately $3 million to noncurrent on the Company’s balance sheet at December 31, 2015. There was no impact to the statements of operations.

In August 2014, the FASB issued an ASU that provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter (early adoption permitted). The Company does not expect the adoption of this ASU to have a material impact on its financial statements or related disclosures.

Accounting for Investment in Linn Energy, LLC

The Company uses the equity method of accounting for its investment in LINN Energy. The Company’s equity income (loss) consists of its share of LINN Energy’s earnings or losses attributed to the units the Company owns, the amortization of the difference between the Company’s investment in LINN Energy and LINN Energy’s underlying net assets attributable to certain

7

LINNCO, LLC

NOTES TO FINANCIAL STATEMENTS – Continued

(Unaudited)

assets and liabilities, and impairments of its investment in LINN Energy. The Company records its share of LINN Energy’s net income (loss) in the period in which it is earned. If the Company’s share of LINN Energy’s losses reduces its investment in LINN Energy to zero, the Company temporarily discontinues applying the equity method. At March 31, 2016, the Company owned approximately 36% of LINN Energy’s outstanding units. The Company’s ownership percentage could change if the Company acquires additional units or if LINN Energy issues or repurchases additional units. Changes in the Company’s ownership percentage affect its net income (loss).

Impairment testing on the Company’s investment in LINN Energy is performed when events or circumstances warrant such testing and considers whether there is an inability to recover the carrying value of the investment that is other than temporary. No impairment had occurred with respect to the Company’s investment in LINN Energy for the three months ended March 31, 2016, or March 31, 2015.

Primarily as a result of cumulative losses recognized by the Company, its investment in LINN Energy was reduced to zero as of December 31, 2015, at which time the Company discontinued applying the equity method. The amount of excess losses incurred was approximately $560 million and $490 million as of March 31, 2016, and December 31, 2015, respectively.

At March 31, 2016, the carrying amount of the Company’s investment in LINN Energy was greater than the Company’s ownership interest in LINN Energy’s underlying net assets by approximately $571 million. The difference is attributable to cumulative excess losses, as well as proved and unproved oil and natural gas properties and senior notes, and is included in “investment in Linn Energy, LLC” on the balance sheets. The difference attributable to oil and natural gas properties and senior notes is amortized over the lives of the related assets and liabilities. Such amortization is included in the equity income (loss) from the Company’s investment in LINN Energy.

Note 2 – Capitalization

LinnCo’s authorized capital structure consists of two classes of interests: (1) shares with limited voting rights and (2) voting shares, 100% of which are currently held by LINN Energy. At March 31, 2016, LinnCo’s issued capitalization consisted of approximately $3.9 billion in common shares and $1,000 contributed by LINN Energy in connection with LinnCo’s formation and in exchange for its voting share. LinnCo is authorized to issue an unlimited number of common shares and voting shares. Additional classes of equity interests may be created upon approval by the Board and the holders of a majority of the outstanding common shares and voting shares, voting as separate classes.

Offer to Exchange LINN Energy Units for LinnCo Shares

In March 2016, the Company filed a Registration Statement on Form S-4 related to an offer to exchange each outstanding unit representing limited liability company interests of LINN Energy for one common share representing limited liability company interests of LinnCo. In April 2016, the Company extended the offer to April 25, 2016. The offer expired on April 25, 2016, and on April 26, 2016, the Company commenced a subsequent offering period that will expire on May 23, 2016, unless extended. During April 2016, 104,719,468 LINN Energy units were exchanged for an equal number of LinnCo shares. As a result of the exchange of LINN Energy units for LinnCo shares, LinnCo’s ownership of LINN Energy’s outstanding units increased from approximately 36% to approximately 66% as of April 30, 2016.

Note 3 – Summarized Financial Information for Linn Energy, LLC

Following are summarized statements of operations and balance sheets information for LINN Energy. Additional information on LINN Energy’s results of operations and financial position are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is included in this filing as Exhibit 99.1 and incorporated herein by reference.

8

LINNCO, LLC

NOTES TO FINANCIAL STATEMENTS – Continued

(Unaudited)

Summarized Linn Energy, LLC Statements of Operations Information

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Revenues and other	$414,767	$916,547
Expenses	(1,647,184)	(1,124,155)
Other income and (expenses)	(105,085)	(138,679)
Income tax (expense) benefit	(10,244)	7,127

Net loss	$(1,347,746)	$(339,160)

Summarized Linn Energy, LLC Balance Sheets Information

	March 31, 2016	December 31, 2015
	(in thousands)
Current assets	$2,443,743	$1,534,547
Noncurrent assets	6,995,754	8,393,711

	9,439,497	9,928,258
Current liabilities	5,133,113	4,291,901
Noncurrent liabilities	5,910,802	5,905,258

Unitholders’ deficit	$(1,604,418)	$(268,901)

Note 4 – Income Taxes

The Company is a limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. Deferred income tax assets and liabilities are recognized for temporary differences between the basis of the Company’s assets and liabilities for financial and tax reporting purposes. At March 31, 2016, and December 31, 2015, the majority of the Company’s temporary differences and associated deferred taxes result from its investment in LINN Energy. Based on projections of future taxable income for the periods in which the deferred tax assets are deductible, valuation allowances of approximately $470 million and $468 million, respectively, were recorded to reduce the net deferred tax assets to an amount that is more likely than not to be realized.

The Company had no gross liability for uncertain income tax benefits at March 31, 2016. At December 31, 2015, the Company had a gross liability for uncertain income tax benefits of approximately $15 million. During the three months ended March 31, 2016, the Company reduced the balance of its unrecognized income tax benefits by approximately $15 million due to settlements with taxing authorities. The Company had zero and approximately $203,000 of accrued interest related to its uncertain income tax positions as of March 31, 2016, and December 31, 2015, respectively. The tax years 2013 – 2015 remain open to examination for federal income tax purposes.

Note 5 – Supplemental Disclosures to the Statements of Cash Flows

For the three months ended March 31, 2016, and March 31, 2015, LinnCo incurred and recorded approximately $1.7 million and $1.4 million, respectively, of general and administrative expenses and certain offering costs. Of the expenses and costs incurred, approximately $918,000 had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2016, and approximately $1.1 million had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2015. All of these expenses and costs are paid by LINN Energy on LinnCo’s behalf, and therefore, are accounted for as capital contributions and reflected as noncash transactions by LinnCo.

The Company made no cash payments for income taxes during the three months ended March 31, 2016. During the three months ended March 31, 2015, the Company made cash payments for income taxes of approximately $96,000.

9

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes included in this Quarterly Report on Form 10-Q and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The following discussion contains forward-looking statements based on expectations, estimates and assumptions. Actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” below and in Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Annual Report.

The reference to a “Note” herein refers to the accompanying Notes to Financial Statements contained in Item 1. “Financial Statements.”

General

LinnCo, LLC (“LinnCo” or the “Company”) is a Delaware limited liability company formed on April 30, 2012, under the Delaware Limited Liability Company Act, that has elected to be treated as a corporation for United States (“U.S.”) federal income tax purposes. Linn Energy, LLC (“LINN Energy”), an independent oil and natural gas company that trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “LINE,” owns LinnCo’s sole voting share.

LinnCo’s success is dependent upon the operations and management of LINN Energy and its resulting performance. Therefore, LINN Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, has been included in this filing as Exhibit 99.1 and incorporated herein by reference.

Business

At no time after LinnCo’s formation and prior to the initial public offering (“IPO”) did LinnCo have any operations or own any interest in LINN Energy. After the IPO, LinnCo’s initial sole purpose was to own units representing limited liability company interests (“units”) in its affiliate, LINN Energy. In connection with the acquisition of Berry Petroleum Company, now Berry Petroleum Company, LLC (“Berry”), LinnCo amended its limited liability company agreement to permit, among other things, the acquisition and subsequent transfer of assets to LINN Energy for consideration received. As of March 31, 2016, LinnCo had no significant assets or operations other than those related to its interest in LINN Energy.

Recent Developments

Voluntary Reorganization Under Chapter 11

On May 11, 2016, the Company, LINN Energy and Berry (collectively, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases.

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into a restructuring support agreement (“Restructuring Support Agreement”) with certain holders (“Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) LINN Energy’s Sixth Amended and Restated Credit Agreement (“LINN Credit Facility”) and (ii) Berry’s Second Amended and Restated Credit Agreement (“Berry Credit Facility”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the Debtors and the Consenting Creditors to support a comprehensive restructuring of the Debtors’ long-term debt (“Restructuring Transactions”). The Restructuring Transactions will be effectuated through one or more plans of reorganization (“Plan”) to be filed in cases commenced under Chapter 11 of the Bankruptcy Code.

The Company expects ordinary-course operations to continue substantially uninterrupted during and after the Chapter 11 proceedings. The Restructuring Support Agreement provides that the Consenting Creditors will support the use of the LINN Energy’s and Berry’s cash collateral under specified terms and conditions, including adequate protection terms.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Certain principal terms of the Plan are outlined below. See Item 1A. “Risk Factors” for risks relating to Chapter 11 proceedings, including the risk that the Company may not be able to obtain confirmation of a Chapter 11 plan of reorganization.

•	Claims under the LINN Credit Facility will receive participation in a new company $2.2 billion reserve-based and term loan credit facility, as described further below (“New LINN Exit Facility”), and payment of the remainder of claims under the LINN Credit Facility (if any) in cash or, to the extent not viable, a later-agreed-upon alternative consideration.

•	LINN Energy’s 12.00% senior secured second lien notes due December 2020 (“Second Lien Notes”) will be allowed as a $2.0 billion unsecured claim consistent with the settlement agreement, dated April 4, 2016, entered into between LINN Energy and certain holders of the Second Lien Notes.

•	Unsecured claims against LINN Energy, including under the Second Lien Notes and LINN Energy’s unsecured notes, will convert to equity in the reorganized LINN Energy or reorganized LinnCo (“New LINN Common Stock”) in to-be-determined allocations.

•	The Restructuring Support Agreement contemplates that Berry will separate from LINN Energy under the Plan. Claims under the Berry Credit Facility will receive participation in a new Berry exit facility, if any, and a to-be-determined allocation of equity in reorganized Berry (“New Berry Common Stock”).

•	Unsecured claims against Berry, including under Berry’s unsecured notes, will receive a to-be-determined allocation of New Berry Common Stock up to the full amount of Berry’s unencumbered collateral and/or collateral value in excess of amounts outstanding under the Berry Credit Facility.

•	Cash payments under the Plan may be funded by rights offerings or other new-money investments. The Restructuring Support Agreement contemplates that Berry may undertake a marketing process for the opportunity to sponsor its Plan.

•	All existing equity interests of the Company, LINN Energy and Berry will be extinguished without recovery.

The New LINN Exit Facility will consist of (i) a term loan in the amount of $800 million (“New LINN Term Loan”) and (ii) a revolving loan in the initial amount of $1.4 billion (“New LINN Revolving Loan”). The New LINN Term Loan will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the closing date, with interest payable at LIBOR plus 7.50% and amortized principal payments payable quarterly, beginning March 31, 2017. The New LINN Revolving Loan will be composed of two tranches as follows: (a) a conforming tranche with an initial amount of $1.2 billion subject to the borrowing base (“Conforming Tranche”) and (b) a non-conforming tranche with an initial amount of $200 million (“Non-Conforming Tranche”). The Conforming Tranche will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the closing date, with an interest rate of LIBOR plus 3.50%. The Non-Conforming Tranche will mature on the earlier of December 31, 2020, or the day prior to the date that is three years and six months after the closing date, with an interest rate of LIBOR plus 5.50%. The New LINN Exit Facility is subject to a variety of other terms and conditions including conditions precedent to funding, financial covenants and various other covenants and representations and warranties.

The Plan will provide for the establishment of a customary management incentive plan at LINN Energy and Berry under which no less than 10% of the New LINN Common Stock and New Berry Common Stock, respectively, will be reserved for grants made from time to time to the officers and other key employees of the respective reorganized entities. The Plan will provide for releases of specified claims held by the Debtors, the Consenting Creditors and certain other specified parties against one another and for customary exculpations and injunctions.

The Restructuring Support Agreement obligates the Debtors and the Consenting Creditors to, among other things, support and not interfere with consummation of the Restructuring Transactions and, as to the Consenting Creditors, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred within 250 days of the bankruptcy filing. There can be no assurances that the Restructuring Transactions will be consummated.

Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the date of the Bankruptcy Petitions. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults on the Debtors’ debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.

For the duration of the Company’s Chapter 11 proceedings, the Company’s and LINN Energy’s operations and ability to develop and execute its business plan are subject to the risks and uncertainties associated with the Chapter 11 process as described in Item 1A. “Risk Factors.” As a result of these risks and uncertainties, the number of the Company’s shares and shareholders, assets, liabilities, officers and/or directors could be significantly different following the outcome of the Chapter 11 proceedings, and the description of the Company’s operations included in this quarterly report may not accurately reflect its operations following the Chapter 11 process.

Ability to Continue as a Going Concern

The Company’s only significant asset is its interest in LINN Energy units and the Company’s cash flow, which was historically used to pay dividends to the Company’s shareholders, is completely dependent upon the ability of LINN Energy to make distributions to its unitholders. In October 2015, LINN Energy suspended the payment of its distribution. As of March 31, 2016, the Company had income taxes payable of approximately $23 million and cash of approximately $11 million.

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. If the Company cannot continue as a going concern, adjustments to the carrying values and classification of its assets and liabilities and the reported amounts of income and expenses could be required and could be material.

In April 2016, the Company made income tax payments of approximately $10 million related to statutory tax audit assessments for the tax years ended December 31, 2012, and December 31, 2011. The Company estimates that approximately $23 million of income taxes payable will become due later in 2016, but cannot be certain of the exact timing of payment, or of the final amount that will ultimately be owed. If the income taxes owed are greater than the cash on hand at such time, the payment will require some form of liquidity to satisfy it. As of May 12, 2016, LINN Energy had not agreed to provide any cash contribution to the Company.

Offer to Exchange LINN Energy Units for LinnCo Shares

In March 2016, the Company filed a Registration Statement on Form S-4 related to an offer to exchange each outstanding unit representing limited liability company interests of LINN Energy for one common share representing limited liability company interests of LinnCo. In April 2016, the Company extended the offer to April 25, 2016. The offer expired on April 25, 2016, and on April 26, 2016, the Company commenced a subsequent offering period that will expire on May 23, 2016, unless extended. During April 2016, 104,719,468 LINN Energy units were exchanged for an equal number of LinnCo shares. As a result of the exchange of LINN Energy units for LinnCo shares, LinnCo’s ownership of LINN Energy’s outstanding units increased from approximately 36% to approximately 66% as of April 30, 2016.

Results of Operations

Equity Loss from Investment in Linn Energy, LLC

The Company uses the equity method of accounting for its investment in LINN Energy. The Company’s equity loss consists of its share of LINN Energy’s losses attributed to the units the Company owns, the amortization of the difference between the Company’s investment in LINN Energy and LINN Energy’s underlying net assets attributable to certain assets and liabilities, and impairments of its investment in LINN Energy. The percentage ownership in LINN Energy could continue to change if the Company acquires additional units or if LINN Energy issues or repurchases additional units.

Impairment testing on the Company’s investment in LINN Energy is performed when events or circumstances warrant such testing and considers whether there is an inability to recover the carrying value of the investment that is other than temporary.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

No impairment had occurred with respect to the Company’s investment in LINN Energy for the three months ended March 31, 2016, or March 31, 2015.

Primarily as a result of cumulative losses recognized by the Company, its investment in LINN Energy was reduced to zero as of December 31, 2015, at which time the Company discontinued applying the equity method. The amount of excess losses incurred was approximately $560 million and $490 million as of March 31, 2016, and December 31, 2015, respectively.

Following are summarized statements of operations information for LINN Energy. Additional information on LINN Energy’s results of operations and financial position are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is included in this filing as Exhibit 99.1 and incorporated herein by reference.

Summarized Linn Energy, LLC Statements of Operations Information

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Revenues and other	$414,767	$916,547
Expenses	(1,647,184)	(1,124,155)
Other income and (expenses)	(105,085)	(138,679)
Income tax (expense) benefit	(10,244)	7,127

Net loss	$(1,347,746)	$(339,160)

General and Administrative Expenses

The Company’s general and administrative expenses are associated with managing the business and affairs of LinnCo and include services provided by LINN Energy necessary for the conduct of LinnCo’s business, such as accounting, legal, tax, information technology and other expenses. For the three months ended March 31, 2016, LinnCo incurred total general and administrative expenses of approximately $933,000, including approximately $603,000 related to services provided by LINN Energy. Of the expenses incurred during the three months ended March 31, 2016, approximately $902,000 had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2016.

For the three months ended March 31, 2015, LinnCo incurred total general and administrative expenses of approximately $976,000, including approximately $491,000 related to services provided by LINN Energy. Of the expenses incurred during the three months ended March 31, 2015, approximately $712,000 had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2015.

Because all general and administrative expenses are actually paid by LINN Energy on LinnCo’s behalf, no cash is disbursed by LinnCo for these expenses.

Income Tax (Expense) Benefit

The income tax expense of approximately $13 million for the three months ended March 31, 2016, is associated with settlements with taxing authorities related to statutory audits of previous tax years, and the income tax benefit of approximately $18 million for the three months ended March 31, 2015, is based on the Company’s losses, primarily associated with the equity losses from its investment in LINN Energy.

Liquidity and Capital Resources

The Company’s authorized capital structure consists of two classes of interests: (1) shares with limited voting rights, which were issued in the IPO and in connection with the Berry acquisition and (2) voting shares, 100% of which are held by LINN Energy. At March 31, 2016, LinnCo’s issued capitalization consisted of approximately $3.9 billion in common shares representing limited liability company interests (“shares”) and $1,000 contributed by LINN Energy in connection with

13

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

LinnCo’s formation and in exchange for its voting share. Additional classes of equity interests may be created upon approval by the Board of Directors (“Board”) and the holders of a majority of the outstanding common shares and voting shares, voting as separate classes.

LINN Energy has agreed to provide to LinnCo, or to pay on LinnCo’s behalf, any financial, legal, accounting, tax advisory, financial advisory and engineering fees, and other administrative and out-of-pocket expenses incurred by LinnCo, along with any other expenses incurred in connection with any public offering of LinnCo shares or incurred as a result of being a publicly traded entity. These expenses include costs associated with annual, quarterly and other reports to holders of LinnCo shares, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses, and registrar and transfer agent fees.

The Company expects neither to generate nor to require significant cash in its ongoing business. Any cash received from the sale of additional shares will be immediately used to purchase LINN Energy units. Accordingly, the Company does not anticipate any other sources or needs for additional liquidity, other than if the Company had a tax obligation. Such tax obligation would require some form of liquidity to satisfy it, including a cash contribution from LINN Energy, which LINN Energy is not required to provide.

The Company’s only significant asset is its interest in LINN Energy units and the Company’s cash flow, which was historically used to pay dividends to the Company’s shareholders, is completely dependent upon the ability of LINN Energy to make distributions to its unitholders. In October 2015, LINN Energy suspended the payment of its distribution. As of March 31, 2016, the Company had income taxes payable of approximately $23 million and cash of approximately $11 million.

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described under “Recent Developments” raise substantial doubt about the Company’s ability to continue as a going concern.

In April 2016, the Company made income tax payments of approximately $10 million related to statutory tax audit assessments for the tax years ended December 31, 2012, and December 31, 2011. The Company estimates that approximately $23 million of income taxes payable will become due later in 2016, but cannot be certain of the exact timing of payment, or of the final amount that will ultimately be owed. If the income taxes owed are greater than the cash on hand at such time, the payment will require some form of liquidity to satisfy it. As of May 12, 2016, LINN Energy had not agreed to provide any cash contribution to the Company.

In order to decrease LINN Energy’s level of indebtedness and maintain its liquidity at levels sufficient to meet its commitments, LINN Energy has undertaken a number of actions, including minimizing capital expenditures and further reducing its recurring operating expenses. LINN Energy believes that even after taking these actions, it will not have sufficient liquidity to satisfy its debt service obligations, meet other financial obligations and comply with its debt covenants. As previously disclosed, the Company and LINN Energy have engaged financial and legal advisors to assist with, among other things, analyzing various strategic alternatives to address its liquidity and capital structure. The Company and LINN Energy believe a filing under Chapter 11 may provide the most expeditious manner in which to effect a capital structure solution. There can be no assurances that the Company or LINN Energy will be able to reorganize its capital structure on terms acceptable to the Company or LINN Energy, its respective creditors, or at all.

See above under “Voluntary Reorganization Under Chapter 11” for information about the Company’s entry into the Restructuring Support Agreement.

Distributions and Dividends

Within five business days after receiving a cash distribution related to its interest in LINN Energy units, LinnCo is required to pay the cash received, net of reserves for its income taxes liability, if any, as dividends to its shareholders. In October 2015, LINN Energy suspended the payment of its distribution. Since LinnCo pays its dividend from the receipt of cash distributions from LINN Energy, LinnCo will not pay a dividend while LINN Energy’s distributions are suspended.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based on the financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses, and related disclosures of contingent assets and liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors that are believed to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Actual results may differ from these estimates and assumptions used in the preparation of the financial statements.

Recently Issued Accounting Standards

For a discussion of recently issued accounting standards, see Note 1.

Accounting for Investment in Linn Energy, LLC

The Company uses the equity method of accounting for its investment in LINN Energy. The Company records its share of LINN Energy’s net income (loss) in the period in which it is earned. If the Company’s share of LINN Energy’s losses reduces its investment in LINN Energy to zero, the Company temporarily discontinues applying the equity method. At March 31, 2016, the Company owned approximately 36% of LINN Energy’s outstanding units. The Company’s ownership percentage could change if the Company acquires additional units or if LINN Energy issues or repurchases additional units. Changes in the Company’s ownership percentage affect its net income (loss).

At March 31, 2016, the carrying amount of the Company’s investment in LINN Energy was greater than the Company’s ownership interest in LINN Energy’s underlying net assets by approximately $571 million. The difference is attributable to cumulative excess losses, as well as proved and unproved oil and natural gas properties and senior notes, and is included in “investment in Linn Energy, LLC” on the balance sheets. The difference attributable to oil and natural gas properties and senior notes is amortized over the lives of the related assets and liabilities. Such amortization is included in the equity income (loss) from the Company’s investment in LINN Energy.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Because substantially all of LinnCo’s assets consist of its interest in LINN Energy’s units, these risks and uncertainties primarily relate to LINN Energy’s business which include the following:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	potential adverse impact of restructuring transactions on LINN Energy’s operations, management and employees, as well as the risks associated with operating the business during the anticipated Chapter 11 proceedings;

•	ability to consummate restructuring transactions;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	effects of legal proceedings;

•	ability to resume payment of distributions in the future or maintain or grow them after such resumption;

•	drilling locations;

•	oil, natural gas and NGL reserves;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	capital expenditures;

•	economic and competitive advantages;

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

•	credit and capital market conditions;

•	regulatory changes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results, including results of acquired properties;

•	plans, objectives, expectations and intentions;

•	taxes; and

•	integration of acquired businesses and operations and commencement of activities in LINN Energy’s strategic alliances with GSO Capital Partners LP and Quantum Energy Partners, which may take longer than anticipated, may be more costly than anticipated as a result of unexpected factors or events and may have an unanticipated adverse effect on LINN Energy’s business.

All of these types of statements, other than statements of historical fact included in this Quarterly Report on Form 10-Q, are forward-looking statements. These forward-looking statements may be found in Item 2. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this Quarterly Report on Form 10-Q are largely based on LINN Energy and Company expectations, which reflect estimates and assumptions made by LINN Energy and Company management. These estimates and assumptions reflect management’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond its control. In addition, management’s assumptions may prove to be inaccurate. The Company cautions that the forward-looking statements contained in this Quarterly Report on Form 10-Q are not guarantees of future performance, and it cannot assure any reader that such statements will be realized or the events will occur. Actual results may differ materially from those anticipated or implied in forward-looking statements due to factors set forth in Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q and in the Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Annual Report. The forward-looking statements speak only as of the date made and, other than as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The forward-looking statements related to the Plan involve known and unknown risks, uncertainties, assumptions and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by other forward-looking statements contained in this Quarterly Report on Form 10-Q, including but not limited to potential adverse effects related to the following: potential delisting of the Company’s shares and LINN Energy’s units on NASDAQ; potential restructuring of LINN Energy’s debt and related effects on the holders of its outstanding units; potential effects of the industry downturn on LINN Energy’s business, financial condition and results of operations; potential limitations on the Company’s and LINN Energy’s ability to maintain contracts and other critical business relationships; requirements for adequate liquidity to fund the Company’s and LINN Energy’s operations in the future, including obtaining sufficient financing on acceptable terms; and other matters related to the potential restructuring and LINN Energy’s indebtedness, including any defaults related thereto.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The nature of the Company’s business and operations is such that no activities or transactions are conducted or entered into by the Company that would require it to have a discussion under this item.

For a discussion of these matters as they pertain to LINN Energy, please read Item 3. “Quantitative and Qualitative Disclosures About Market Risk” of LINN Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is included in this filing as Exhibit 99.1 and incorporated herein by reference as activities of LINN Energy have an impact on the Company’s results of operations and financial position.

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Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer, and the Company’s Audit Committee of the Board of Directors, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The Company carried out an evaluation under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of its disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2016.

Changes in the Company’s Internal Control Over Financial Reporting

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. The Company’s internal controls were designed to provide reasonable assurance as to the reliability of its financial reporting and the preparation and presentation of the financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Because of its inherent limitations, internal control over financial reporting may not detect or prevent misstatements. Projections of any evaluation of the effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

There were no changes in the Company’s internal control over financial reporting during the first quarter of 2016 that materially affected, or were reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

The commencement of the Chapter 11 proceedings automatically stayed certain actions against the Company, including actions to collect pre-petition liabilities or to exercise control over the property of the Company’s bankruptcy estates, and the Company intends to seek authority to pay all general claims in the ordinary course of business notwithstanding the commencement of the Chapter 11 proceedings in a manner consistent with the Restructuring Support Agreement. The Plan in the Chapter 11 proceedings, if confirmed, will provide for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 proceedings. See above under Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Voluntary Reorganization Under Chapter 11” for information about the Company’s entry into the Restructuring Support Agreement.

Item 1A.	Risk Factors

Our business has many risks. Factors that could materially adversely affect our business, financial condition, operating results or liquidity and the trading price of our shares are described in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. Except as set forth below, as of the date of this report, these risk factors have not changed materially. This information should be considered carefully, together with other information in this report and other reports and materials we file with the United States Securities and Exchange Commission.

We are subject to the risks and uncertainties associated with Chapter 11 proceedings.

For the duration of our Chapter 11 proceedings, our operations and our ability to develop and execute our business plan, as well as our continuation as a going concern, are subject to the risks and uncertainties associated with bankruptcy. These risks include the following:

•	our and LINN Energy’s ability to develop, confirm and consummate a Chapter 11 plan or alternative restructuring transaction;

•	our and LINN Energy’s ability to obtain court approval with respect to motions filed in Chapter 11 proceedings from time to time;

•	our and LINN Energy’s ability to maintain our relationships with our suppliers, service providers, customers, employees and other third parties;

•	our and LINN Energy’s ability to maintain contracts that are critical to our operations;

•	our and LINN Energy’s ability to execute our business plan;

•	the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with us and LINN Energy;

•	the ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for us to propose and confirm a Chapter 11 plan, to appoint a Chapter 11 trustee, or to convert the Chapter 11 proceedings to a Chapter 7 proceeding; and

•	the actions and decisions of our and LINN Energy’s creditors and other third parties who have interests in our Chapter 11 proceedings that may be inconsistent with our plans.

These risks and uncertainties could affect our and LINN Energy’s business and operations in various ways. For example, negative events associated with our Chapter 11 proceedings could adversely affect LINN Energy’s relationships with its suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect our operations and financial condition. Also, we need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with our Chapter 11 proceedings, we cannot accurately predict or quantify the ultimate impact of events that will occur during our Chapter 11 proceedings that may be inconsistent with our plans.

Operating under Bankruptcy Court protection for a long period of time may harm our business.

Our future results are dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on our business, financial condition, results of operations and liquidity. So long as the Chapter 11 proceedings continue, our senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on our business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to

18

Item 1A.	Risk Factors - Continued

retain management and other key personnel necessary to the success and growth of our business. In addition, the longer the Chapter 11 proceedings continue, the more likely it is that LINN Energy’s customers and suppliers will lose confidence in its ability to reorganize its business successfully and will seek to establish alternative commercial relationships.

Furthermore, so long as the Chapter 11 proceedings continue, we will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 proceedings. The Chapter 11 proceedings may also require us or LINN Energy to seek debtor-in-possession financing to fund operations. If we or LINN Energy are unable to obtain such financing on favorable terms or at all, our chances of successfully reorganizing our business may be seriously jeopardized, the likelihood that we instead will be required to liquidate our assets may be enhanced, and, as a result, any securities in us could become further devalued or become worthless.

Furthermore, we cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even once a plan of reorganization is approved and implemented, our operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from Chapter 11 proceedings.

The Restructuring Support Agreement provides that our common shares representing limited liability company interests (“common shares”) will be cancelled in our Chapter 11 proceedings.

The Restructuring Support Agreement provides that our existing equity will be cancelled in our Chapter 11 proceedings and will be entitled to a limited recovery, if any. Any trading in our common shares during the pendency of the Chapter 11 proceedings is highly speculative and poses substantial risks to purchasers of our common shares.

We may not be able to obtain confirmation of a Chapter 11 plan of reorganization.

To emerge successfully from Bankruptcy Court protection as a viable entity, we must meet certain statutory requirements with respect to adequacy of disclosure with respect to the Plan, solicit and obtain the requisite acceptances of such a plan and fulfill other statutory conditions for confirmation of such a plan, which have not occurred to date. The confirmation process is subject to numerous, unanticipated potential delays, including a delay in the Bankruptcy Court’s commencement of the confirmation hearing regarding our Plan.

Prior to filing the Chapter 11 cases, we entered into the Restructuring Support Agreement. The restructuring transactions contemplated by the Restructuring Support Agreement will be effectuated through the Plan. However, we may not receive the requisite acceptances of constituencies in the Chapter 11 proceedings to confirm our Plan. Even if the requisite acceptances of the Plan are received, the Bankruptcy Court may not confirm such a plan. The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors including, without limitation, the status and seniority of the claims or equity interests in the rejecting class (i.e., secured claims or unsecured claims or subordinated or senior claims).

If a Chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether we would be able to reorganize our business and what, if anything, holders of claims against us would ultimately receive with respect to their claims.

The Restructuring Support Agreement is subject to significant conditions and milestones that may be difficult for us to satisfy.

There are certain material conditions we must satisfy under the Restructuring Support Agreement, including the timely satisfaction of milestones in the anticipated Chapter 11 proceedings, such as confirmation of the Plan and effectiveness of the Plan. Our ability to timely complete such milestones is subject to risks and uncertainties that may be beyond our control.

If the Restructuring Support Agreement is terminated, our ability to confirm and consummate the Plan could be materially and adversely affected.

The Restructuring Support Agreement contains a number of termination events, upon the occurrence of which certain parties to the Restructuring Support Agreement may terminate the agreement. If the Restructuring Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Restructuring Support

19

Item 1A.	Risk Factors - Continued

Agreement. Such termination may result in the loss of support for the Plan by the parties to the Restructuring Support Agreement, which could adversely affect our ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that any new Plan would be as favorable to holders of claims as the current Plan.

Our long-term liquidity requirements and the adequacy of our capital resources are difficult to predict at this time.

We face uncertainty regarding the adequacy of our liquidity and capital resources and have extremely limited, if any, access to additional financing. In addition to the cash requirements necessary to fund its ongoing operations, LINN Energy has incurred significant professional fees and other costs in connection with preparation for the Chapter 11 proceedings and expects that it will continue to incur significant professional fees and costs throughout our Chapter 11 proceedings. We cannot assure you that LINN Energy’s cash on hand and cash flow from operations will be sufficient to continue to fund our operations and allow us and LINN Energy to satisfy our obligations related to the Chapter 11 proceedings until we are able to emerge from our Chapter 11 proceedings.

Our liquidity, including our ability to meet our ongoing operational obligations, is dependent upon, among other things: (i) our ability to comply with the terms and conditions of any cash collateral order that may be entered by the Bankruptcy Court in connection with the Chapter 11 proceedings, (ii) our ability to maintain adequate cash on hand, (iii) our ability to develop, confirm and consummate a Chapter 11 plan or other alternative restructuring transaction, and (iv) the cost, duration and outcome of the Chapter 11 proceedings.

We may be subject to claims that will not be discharged in the Chapter 11 proceedings, which could have a material adverse effect on our financial condition and results of operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arose prior to May 12, 2016, or before confirmation of the plan of reorganization (i) would be subject to compromise and/or treatment under the plan of reorganization and/or (ii) would be discharged in accordance with the terms of the Plan. Any claims not ultimately discharged through the Plan could be asserted against the reorganized entities and may have an adverse effect on our financial condition and results of operations on a post-reorganization basis.

LINN Energy may experience increased levels of employee attrition as a result of the Chapter 11 proceedings.

We have no employees. We have entered into an agreement with LINN Energy to provide to us the necessary services and support personnel. As a result of the Chapter 11 proceedings, LINN Energy may experience increased levels of employee attrition, and its employees likely will face considerable distraction and uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect our business and results of operations. LINN Energy’s ability to engage, motivate and retain key employees or take other measures intended to motivate and incent key employees to remain with LINN Energy through the pendency of the Chapter 11 proceedings is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. The loss of services of members of LINN Energy’s senior management team could impair our ability to execute our strategy and implement operational initiatives, which would be likely to have a material adverse effect on our business, financial condition and results of operations.

In certain instances, a Chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code.

There can be no assurance as to whether we will successfully reorganize and emerge from the Chapter 11 proceedings or, if we do successfully reorganize, as to when we would emerge from the Chapter 11 proceedings.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the Debtors, the Bankruptcy Court may convert our anticipated Chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to the Debtors’ creditors than those provided for in a Chapter 11 plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing or selling in a controlled manner the Debtors’ businesses as a going concern, (ii) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (iii) additional expenses and claims, some of which would be

20

Item 1A.	Risk Factors - Continued

entitled to priority, that would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of operations.

Failure to maintain the continued listing standards of the NASDAQ Global Select Market could result in delisting of our common shares, which could negatively impact the market price and liquidity of our common shares and our ability to access the capital markets.

Our common shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and the continued listing of our common shares on NASDAQ is subject to our ability to comply with NASDAQ’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per common share. On April 22, 2016, we received a letter from the Listing Qualifications Department of NASDAQ notifying us that our common shares closed below the $1.00 per share minimum bid price required by NASDAQ Listing Rule 5450(a)(1) for 30 consecutive business days. In addition, in connection with the filing of the Bankruptcy Petitions, we anticipate that the Listing Qualifications Department of NASDAQ will delist our common shares from NASDAQ.

Any delisting from NASDAQ could have a negative impact on the market price and liquidity of our common shares. In addition, delisting could harm our ability to access the capital markets and result in the potential loss of confidence by investors.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Issuer Purchases of Equity Securities

The Company’s Board of Directors has authorized the repurchase of up to $250 million of the Company’s outstanding shares from time to time on the open market or in negotiated purchases. The timing and amounts of any such repurchases are at the discretion of management, subject to market conditions and other factors, and in accordance with applicable securities laws and other legal requirements. The repurchase plan does not obligate the Company to acquire any specific number of shares and may be discontinued at any time. The Company did not repurchase any shares during the three months ended March 31, 2016, and the entire amount remains available for share repurchase under the program.

21

Item 6.	Exhibits

Exhibit Number		Description

3.1	—	Certificate of Formation of LinnCo, LLC (incorporated herein by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed on June 25, 2012)

3.2	—	Certificate of Amendment to Certificate of Formation of LinnCo, LLC (incorporated herein by reference to Exhibit 3.6 to Amendment No. 3 to Registration Statement on Form S-1 filed on October 1, 2012)

3.3	—	Amended and Restated Limited Liability Company Agreement of LinnCo, LLC dated October 17, 2012 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on October 17, 2012)

3.4	—	First Amendment, dated December 16, 2013, to Amended and Restated Limited Liability Company Agreement of LinnCo, LLC, dated October 17, 2012 (incorporated herein by reference to Exhibit 3.4 to Annual Report on Form 10-K filed on March 3, 2014)

10.1	—	Restructuring Support Agreement, dated as of May 10, 2016, by and among the Debtors and the supporting parties thereto (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 11, 2016)

31.1*	—	Section 302 Certification of Mark E. Ellis, Chairman, President and Chief Executive Officer of LinnCo, LLC

31.2*	—	Section 302 Certification of David B. Rottino, Executive Vice President and Chief Financial Officer of LinnCo, LLC

32.1*	—	Section 906 Certification of Mark E. Ellis, Chairman, President and Chief Executive Officer of LinnCo, LLC

32.2*	—	Section 906 Certification of David B. Rottino, Executive Vice President and Chief Financial Officer of LinnCo, LLC

99.1*	—	Linn Energy, LLC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016

101.INS**	—	XBRL Instance Document

101.SCH**	—	XBRL Taxonomy Extension Schema Document

101.CAL**	—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	—	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Furnished herewith.

22

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LinnCo, LLC
(Registrant)

Date: May 12, 2016	/s/ Darren R. Schluter
Darren R. Schluter
Vice President and Controller
(Duly Authorized Officer and Principal Accounting Officer)

Date: May 12, 2016	/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

23

Exhibit 31.1

I, Mark E. Ellis, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of LinnCo, LLC (the “registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 12, 2016

/s/ Mark E. Ellis
Mark E. Ellis
Chairman, President and Chief Executive Officer

Exhibit 31.2

I, David B. Rottino, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of LinnCo, LLC (the “registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 12, 2016

/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of LinnCo, LLC (the “Company”) on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Mark E. Ellis, Chairman, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2016	/s/ Mark E. Ellis
Mark E. Ellis
Chairman, President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of LinnCo, LLC (the “Company”) on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David B. Rottino, Executive Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2016	/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer

Exhibit B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the transition period from                      to

Commission File Number: 000-51719

LINN ENERGY, LLC

(Exact name of registrant as specified in its charter)

Delaware	65-1177591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of April 30, 2016, there were 355,199,905 units outstanding.

i

GLOSSARY OF TERMS

As commonly used in the oil and natural gas industry and as used in this Quarterly Report on Form 10-Q, the following terms have the following meanings:

Bbl. One stock tank barrel or 42 United States gallons liquid volume.

Bcf. One billion cubic feet.

Bcfe. One billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

Btu. One British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 degrees to 59.5 degrees Fahrenheit.

MBbls. One thousand barrels of oil or other liquid hydrocarbons.

MBbls/d. MBbls per day.

Mcf. One thousand cubic feet.

Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

MMBbls. One million barrels of oil or other liquid hydrocarbons.

MMBtu. One million British thermal units.

MMcf. One million cubic feet.

MMcf/d. MMcf per day.

MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

MMcfe/d. MMcfe per day.

MMMBtu. One billion British thermal units.

NGL. Natural gas liquids, which are the hydrocarbon liquids contained within natural gas.

ii

PART I – FINANCIAL INFORMATION

Item 1.	Financial Statements

LINN ENERGY, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2016	December 31, 2015
	(in thousands, except unit amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,059,556	$2,168
Accounts receivable – trade, net	186,052	216,556
Derivative instruments	1,096,224	1,220,230
Other current assets	101,911	95,593

Total current assets	2,443,743	1,534,547

Noncurrent assets:
Oil and natural gas properties (successful efforts method)	18,149,355	18,121,155
Less accumulated depletion and amortization	(12,393,562)	(11,097,492)

	5,755,793	7,023,663
Other property and equipment	714,730	708,711
Less accumulated depreciation	(209,491)	(195,661)

	505,239	513,050
Derivative instruments	451,843	566,401
Restricted cash	257,820	257,363
Other noncurrent assets	25,059	33,234

	734,722	856,998

Total noncurrent assets	6,995,754	8,393,711

Total assets	$9,439,497	$9,928,258

LIABILITIES AND UNITHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$368,074	$455,374
Derivative instruments	1,190	2,241
Current portion of long-term debt, net	4,593,332	3,714,693
Other accrued liabilities	170,517	119,593

Total current liabilities	5,133,113	4,291,901

Noncurrent liabilities:
Derivative instruments	474	857
Long-term debt, net	5,294,810	5,292,676
Other noncurrent liabilities	615,518	611,725

Total noncurrent liabilities	5,910,802	5,905,258

Commitments and contingencies (Note 10)
Unitholders’ deficit:
355,184,234 units and 355,017,428 units issued and outstanding at March 31, 2016, and December 31, 2015, respectively	5,355,345	5,343,116
Accumulated deficit	(6,959,763)	(5,612,017)

	(1,604,418)	(268,901)

Total liabilities and unitholders’ deficit	$9,439,497	$9,928,258

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINN ENERGY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$283,315	$450,569
Gains on oil and natural gas derivatives	109,961	424,781
Marketing revenues	14,305	33,744
Other revenues	7,186	7,453

	414,767	916,547

Expenses:
Lease operating expenses	137,645	173,021
Transportation expenses	54,923	53,540
Marketing expenses	12,288	28,841
General and administrative expenses	86,529	78,968
Exploration costs	2,693	396
Depreciation, depletion and amortization	164,058	215,014
Impairment of long-lived assets	1,153,904	532,617
Taxes, other than income taxes	34,067	54,045
(Gains) losses on sale of assets and other, net	1,077	(12,287)

	1,647,184	1,124,155

Other income and (expenses):
Interest expense, net of amounts capitalized	(105,219)	(143,101)
Gain on extinguishment of debt	—	6,635
Other, net	134	(2,213)

	(105,085)	(138,679)

Loss before income taxes	(1,337,502)	(346,287)
Income tax expense (benefit)	10,244	(7,127)

Net loss	$(1,347,746)	$(339,160)

Net loss per unit:
Basic	$(3.83)	$(1.03)

Diluted	$(3.83)	$(1.03)

Weighted average units outstanding:
Basic	352,234	330,642
Diluted	352,234	330,642
Distributions declared per unit	$—	$0.313

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINN ENERGY, LLC

CONDENSED CONSOLIDATED STATEMENT OF UNITHOLDERS’ DEFICIT

(Unaudited)

	Units	Unitholders’ Capital	Accumulated Deficit	Total Unitholders’ Deficit
	(in thousands)
December 31, 2015	355,017	$5,343,116	$(5,612,017)	$(268,901)
Issuance of units	167	—	—	—
Unit-based compensation expenses		12,425	—	12,425
Excess tax benefit from unit-based compensation and other		(196)	—	(196)
Net loss		—	(1,347,746)	(1,347,746)

March 31, 2016	355,184	$5,355,345	$(6,959,763)	$(1,604,418)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINN ENERGY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash flow from operating activities:
Net loss	$(1,347,746)	$(339,160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	164,058	215,014
Impairment of long-lived assets	1,153,904	532,617
Unit-based compensation expenses	12,425	20,510
Gain on extinguishment of debt	—	(6,635)
Amortization and write-off of deferred financing fees	4,858	6,712
(Gains) losses on sale of assets and other, net	1,916	(7,100)
Deferred income taxes	9,420	(7,158)
Derivatives activities:
Total gains	(106,593)	(423,855)
Cash settlements	343,723	282,082
Changes in assets and liabilities:
Decrease in accounts receivable – trade, net	31,113	135,230
Increase in other assets	(8,289)	(12,399)
Decrease in accounts payable and accrued expenses	(14,527)	(29,868)
Increase in other liabilities	46,766	8,713

Net cash provided by operating activities	291,028	374,703

Cash flow from investing activities:
Development of oil and natural gas properties	(81,426)	(264,818)
Purchases of other property and equipment	(9,731)	(12,401)
Proceeds from sale of properties and equipment and other	(264)	27,500

Net cash used in investing activities	(91,421)	(249,719)

Cash flow from financing activities:
Proceeds from sale of units	—	15,900
Proceeds from borrowings	978,500	395,000
Repayments of debt	(100,000)	(280,287)
Distributions to unitholders	—	(104,815)
Financing fees and offering costs	(32)	(453)
Excess tax benefit from unit-based compensation	—	(8,867)
Other	(20,687)	(94,959)

Net cash provided by (used in) financing activities	857,781	(78,481)

Net increase in cash and cash equivalents	1,057,388	46,503
Cash and cash equivalents:
Beginning	2,168	1,809

Ending	$1,059,556	$48,312

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Basis of Presentation

Nature of Business

Linn Energy, LLC (“LINN Energy” or the “Company”) is an independent oil and natural gas company. LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. The Company’s properties are located in eight operating regions in the United States (“U.S.”), in the Rockies, the Hugoton Basin, California, the Mid-Continent, east Texas and north Louisiana (“TexLa”), the Permian Basin, Michigan/Illinois and south Texas.

Principles of Consolidation and Reporting

The information reported herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the results for the interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted under Securities and Exchange Commission (“SEC”) rules and regulations; as such, this report should be read in conjunction with the financial statements and notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The results reported in these unaudited condensed consolidated financial statements should not necessarily be taken as indicative of results that may be expected for the entire year.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation. Investments in noncontrolled entities over which the Company exercises significant influence are accounted for under the equity method.

The reference to “Berry” herein refers to Berry Petroleum Company, LLC, which is an indirect 100% wholly owned subsidiary of LINN Energy. The reference to “LinnCo” herein refers to LinnCo, LLC, which is an affiliate of LINN Energy.

The condensed consolidated financial statements for previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), unitholders’ deficit or cash flows.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. The estimates that are particularly significant to the financial statements include estimates of the Company’s reserves of oil, natural gas and natural gas liquids (“NGL”), future cash flows from oil and natural gas properties, depreciation, depletion and amortization, asset retirement obligations, certain revenues and operating expenses, fair values of commodity derivatives and fair values of assets acquired and liabilities assumed. As fair value is a market-based measurement, it is determined based on the assumptions that market participants would use. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Recently Issued Accounting Standards

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) that is intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Components of this ASU will be applied either prospectively, retrospectively or under a modified retrospective basis (as applicable for the respective provision) as of the date of adoption and is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued an ASU that is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. This ASU will be applied retrospectively as of the date of adoption and is effective for fiscal years beginning after December 15, 2018, and interim periods within those years (early adoption permitted). The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements and related disclosures.

In November 2015, the FASB issued an ASU that is intended to simplify the presentation of deferred taxes by requiring that all deferred taxes be classified as noncurrent, presented as a single noncurrent amount for each tax-paying component of an entity. The ASU is effective for fiscal years beginning after December 15, 2016; however, the Company early adopted it on January 1, 2016, on a retrospective basis. The adoption of this ASU resulted in the reclassification of previously-classified net current deferred taxes of approximately $22 million from “other current assets,” as well as previously-classified net noncurrent deferred tax liabilities of approximately $11 million from “other noncurrent liabilities,” to “other noncurrent assets” resulting in net noncurrent deferred taxes of approximately $11 million on the Company’s consolidated balance sheet at December 31, 2015. There was no impact to the consolidated statements of operations.

In April 2015, the FASB issued an ASU that is intended to simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted this ASU on January 1, 2016, on a retrospective basis. The adoption of this ASU resulted in the reclassification of approximately $37 million of unamortized deferred financing fees (which excludes deferred financing fees associated with the Company’s Credit Facilities, as defined in Note 6, which were not reclassified) from an asset to a direct deduction from the carrying amount of the associated debt liability on the consolidated balance sheet at December 31, 2015. There was no impact to the consolidated statements of operations.

In August 2014, the FASB issued an ASU that provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter (early adoption permitted). The Company does not expect the adoption of this ASU to have a material impact on its financial statements or related disclosures.

In May 2014, the FASB issued an ASU that is intended to improve and converge the financial reporting requirements for revenue from contracts with customers. This ASU will be applied either retrospectively or as a cumulative-effect adjustment as of the date of adoption and is effective for fiscal years beginning after December 15, 2017, and interim periods within those years (early adoption permitted for fiscal years beginning after December 15, 2016, including interim periods within that year). The Company is currently evaluating the impact, if any, of the adoption of this ASU on its consolidated financial statements and related disclosures.

Note 2 – Chapter 11 Proceedings, Ability to Continue as a Going Concern and Covenant Violations

Voluntary Reorganization Under Chapter 11

On May 11, 2016, the Company and certain of the Company’s direct and indirect subsidiaries (collectively with the Company, the “LINN Debtors”), LinnCo and Berry (collectively with the LINN Debtors and LinnCo, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into a restructuring support agreement (“Restructuring Support Agreement”) with certain holders (“Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) the Company’s Sixth Amended and Restated Credit Agreement (“LINN Credit Facility”) and (ii) Berry’s Second Amended and Restated Credit Agreement (“Berry Credit Facility”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the Debtors and the Consenting Creditors to support a comprehensive restructuring of the Debtors’ long-term debt (“Restructuring Transactions”). The Restructuring Transactions will be effectuated through one or more plans of reorganization (“Plan”) to be filed in cases commenced under Chapter 11 of the Bankruptcy Code.

The Restructuring Support Agreement provides that the Consenting Creditors will support the use of the LINN Debtors’ and Berry’s cash collateral under specified terms and conditions, including adequate protection terms. The Restructuring Support Agreement obligates the Debtors and the Consenting Creditors to, among other things, support and not interfere with consummation of the Restructuring Transactions and, as to the Consenting Creditors, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred within 250 days of the bankruptcy filing. There can be no assurances that the Restructuring Transactions will be consummated.

Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the date of the Bankruptcy Petitions. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults on the Debtors’ debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.

Subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assign or reject certain executory contracts and unexpired leases subject to the approval of the Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtors’ estate for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Accordingly, any description of an executory contract or unexpired lease with the Debtor in this quarterly report, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.

Ability to Continue as a Going Concern

Continued low commodity prices are expected to result in significantly lower levels of cash flow from operating activities in the future and have limited the Company’s ability to access the capital markets. In addition, each of the Company’s Credit Facilities is subject to scheduled redeterminations of its borrowing base, semi-annually in April and October, based primarily on reserve reports using lender commodity price expectations at such time. The lenders under the Credit Facilities agreed to defer the April 2016 borrowing base redeterminations to May 11, 2016. Continued low commodity prices, reductions in the Company’s capital budget and the resulting reserve write-downs, along with the termination of the Company’s hedges, are expected to adversely impact upcoming redeterminations and will likely have a significant negative impact on the Company’s liquidity. The Company’s filing of the Bankruptcy Petitions described above accelerated the Company’s obligations under its Credit Facilities, its 12.00% senior secured second lien notes due December 2020 (“Second Lien Notes”) and its senior notes.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described above raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. If the Company cannot continue as a going concern, adjustments to the carrying values and classification of its assets and liabilities and the reported amounts of income and expenses could be required and could be material.

In order to decrease the Company’s level of indebtedness and maintain the Company’s liquidity at levels sufficient to meet its commitments, the Company has undertaken a number of actions, including minimizing capital expenditures and further reducing its recurring operating expenses. The Company believes that even after taking these actions, it will not have sufficient liquidity to satisfy its debt service obligations, meet other financial obligations and comply with its debt covenants. As a result, the Debtors filed Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code.

Covenant Violations

As of March 31, 2016, the Company was in default under certain of its debt instruments, which have subsequently been cured or a forbearance has been received. The Company’s filing of the Bankruptcy Petitions described above constitutes an event of default that accelerated the Company’s obligations under its Credit Facilities, its Second Lien Notes and its senior notes. Additionally, other events of default, including cross-defaults, are present, including the failure to make interest payments on certain of its senior notes and the receipt of a going concern explanatory paragraph from the Company’s independent registered public accounting firm on the Company’s consolidated financial statements for the year ended December 31, 2015. Under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of an event of default. See Note 6 for additional details about the Company’s debt.

Credit Facilities

The Company’s Credit Facilities contain the requirement to deliver audited consolidated financial statements without a going concern or like qualification or exception. Consequently, the filing of the Company’s 2015 Annual Report on Form 10-K which included such explanatory paragraph resulted in a default under the LINN Credit Facility as of the filing date, March 15, 2016, subject to a 30 day grace period.

On April 12, 2016, the Company entered into amendments to both the LINN Credit Facility and Berry Credit Facility. The amendments provided for, among other things, an agreement that (i) certain events (the “Specified Events”) would not become defaults or events of default until May 11, 2016, (ii) the borrowing bases would remain constant until May 11, 2016, unless reduced as a result of swap agreement terminations or collateral sales and (iii) the Company, the administrative agent and the lenders would negotiate in good faith the terms of a restructuring support agreement in furtherance of a restructuring of the capital structure of the Company and its subsidiaries. In addition, the amendment to the Berry Credit Facility provided Berry with access to $45 million in cash that was previously restricted in order to fund ordinary course operations.

Pursuant to the terms of the foregoing amendments and as a result of the execution of the Restructuring Support Agreement, in May 2016, the Company made a $350 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility.

Pursuant to the amendments, the Specified Events are:

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on the Company’s consolidated financial statements for the year ended December 31, 2015;

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on Berry’s financial statements for the year ended December 31, 2015;

•	The failure of the Company or Berry to make certain interest payments on their unsecured notes;

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

•	Any cross-defaults that may arise on account of any of the foregoing, provided that no event of default is continuing under any document giving rise to such cross default; and

•	Any failure to provide notice of any of the events described above.

The amendment to the Berry Credit Facility also includes the Specified Event of the failure to maintain the ratio of Adjusted EBITDAX to Interest Expense (as each term is defined in the Berry Credit Facility) (“Interest Coverage Ratio”).

As a condition to closing the amendments, in April 2016, (a) the Company made a $100 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility and (b) the Company and certain of its subsidiaries provided control agreements over certain deposit accounts.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Credit Facilities. However, under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of the default.

Second Lien Notes

The indenture governing the Second Lien Notes (“Second Lien Indenture”) required the Company to deliver mortgages by February 18, 2016, subject to a 45 day grace period. The Company elected to exercise its right to the grace period, which resulted in the Company being in default under the Second Lien Indenture.

On April 4, 2016, the Company entered into a settlement agreement with certain holders of the Second Lien Notes and agreed to deliver, and make arrangements for recordation of, the mortgages. The Company has since delivered and made arrangements for recordation of the mortgages and is no longer in default under the Second Lien Indenture.

The settlement agreement provides that the parties will commence good faith negotiations with each other regarding the terms of a potential comprehensive and consensual restructuring, including a potential restructuring under a Chapter 11 plan of reorganization. If the parties are unable to reach agreement on the terms of a consensual restructuring on or before the date on which such Chapter 11 proceedings are commenced (or such later date as mutually agreed to by the parties), the parties will support entry by the bankruptcy court of a settlement order that, among other things, (i) approves the issuance of additional notes, in the principal amount of $1.0 billion plus certain accrued interest, on a proportionate basis to existing holders of the Second Lien Notes and (ii) releases the mortgages and other collateral upon the issuance of the additional notes (the “Settlement Order”).

The settlement agreement terminates upon, among other events, (i) the expiration of 91 days after effectiveness of the settlement agreement, unless the Company has commenced Chapter 11 proceedings, or (ii) entry by the bankruptcy court of a final, non-appealable order denying the Company’s motion seeking entry of the Settlement Order.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Second Lien Indenture. However, under the Bankruptcy Code, holders of the Second Lien Notes are stayed from taking any action against the Company as a result of the default.

Senior Notes

The Company deferred making interest payments totaling approximately $60 million due March 15, 2016, including approximately $30 million on LINN Energy’s 7.75% senior notes due February 2021, approximately $12 million on LINN Energy’s 6.50% senior notes due September 2021 and approximately $18 million on Berry’s 6.375% senior notes due September 2022, which resulted in the Company being in default under these senior notes. The indentures governing each of the applicable series of notes permit the Company a 30 day grace period to make the interest payments.

On April 14, 2016, within the 30 day interest payment grace period provided for in the indentures governing the notes, the Company and Berry made interest payments of approximately $60 million in satisfaction of their respective obligations.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Furthermore, the Company decided to defer making interest payments of approximately $31 million due April 15, 2016, on LINN Energy’s 8.625% senior notes due April 2020, and interest payments due May 1, 2016, of approximately $18 million on LINN Energy’s 6.25% senior notes due November 2019 and approximately $9 million on Berry’s 6.75% senior notes due November 2020, which, as of the payment due dates, resulted in the Company being in default under these senior notes. The indentures governing each of the applicable series of notes permit the Company a 30 day grace period to make the interest payments.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the indentures governing the senior notes. However, under the Bankruptcy Code, holders of the senior notes are stayed from taking any action against the Company as a result of the default.

Note 3 – Unitholders’ Deficit

At-the-Market Offering Program

The Company’s Board of Directors has authorized the sale of up to $500 million of units under an at-the-market offering program. Sales of units, if any, will be made under an equity distribution agreement by means of ordinary brokers’ transactions, through the facilities of the NASDAQ Global Select Market, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions, or as otherwise agreed with a sales agent. The Company expects to use the net proceeds from any sale of units for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt.

No sales were made under the equity distribution agreement during the three months ended March 31, 2016. During the three months ended March 31, 2015, the Company, under its equity distribution agreement, sold 1,328,192 units representing limited liability company interests at an average price of $11.97 per unit for net proceeds of approximately $16 million (net of approximately $159,000 in commissions). In connection with the issuance and sale of these units, the Company also incurred professional services expenses of approximately $435,000. The Company used the net proceeds for general corporate purposes, including the open market repurchases of a portion of its senior notes (see Note 6). At March 31, 2016, units totaling approximately $455 million in aggregate offering price remained available to be sold under the agreement.

Distributions

Under the Company’s limited liability company agreement, unitholders are entitled to receive a distribution of available cash, which includes cash on hand plus borrowings less any reserves established by the Company’s Board of Directors to provide for the proper conduct of the Company’s business (including reserves for future capital expenditures, including drilling, acquisitions and anticipated future credit needs) or to fund distributions, if any, over the next four quarters. Monthly distributions were paid by the Company through September 2015. In October 2015, the Company’s Board of Directors determined to suspend payment of the Company’s distribution. The Company’s Board of Directors will continue to evaluate the Company’s ability to reinstate the distribution. Distributions paid by the Company during 2015 are presented on the condensed consolidated statement of cash flows.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Note 4 – Oil and Natural Gas Properties

Oil and Natural Gas Capitalized Costs

Aggregate capitalized costs related to oil, natural gas and NGL production activities with applicable accumulated depletion and amortization are presented below:

	March 31, 2016	December 31, 2015
	(in thousands)
Proved properties:
Leasehold acquisition	$13,372,330	$13,361,171
Development	3,003,402	2,976,643
Unproved properties	1,773,623	1,783,341

	18,149,355	18,121,155
Less accumulated depletion and amortization	(12,393,562)	(11,097,492)

	$5,755,793	$7,023,663

Impairment of Proved Properties

The Company evaluates the impairment of its proved oil and natural gas properties on a field-by-field basis whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying values of proved properties are reduced to fair value when the expected undiscounted future cash flows of proved and risk-adjusted probable and possible reserves are less than net book value. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation and are the most sensitive and subject to change.

Based on the analysis described above, the Company recorded the following noncash impairment charges (before and after tax) associated with proved oil and natural gas properties:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
California region	$984,288	$207,200
Mid-Continent region	129,703	5,703
Rockies region	26,677	—
Hugoton Basin region	—	277,914
TexLa region	—	33,100
South Texas region	—	8,700

	$1,140,668	$532,617

The impairment charges in 2016 were due to a decline in commodity prices, changes in expected capital development and a decline in the Company’s estimates of proved reserves. The impairment charges in 2015 were due to a decline in commodity prices. The carrying values of the impaired proved properties were reduced to fair value, estimated using inputs characteristic of a Level 3 fair value measurement. The impairment charges are included in “impairment of long-lived assets” on the condensed consolidated statements of operations.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Impairment of Unproved Properties

The Company evaluates the impairment of its unproved oil and natural gas properties whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying values of unproved properties are reduced to fair value based on management’s experience in similar situations and other factors such as the lease terms of the properties and the relative proportion of such properties on which proved reserves have been found in the past. For the three months ended March 31, 2016, the Company recorded noncash impairment charges (before and after tax) of approximately $13 million associated with unproved oil and natural gas properties in California. The Company recorded no impairment charges for unproved properties for the three months ended March 31, 2015.

The impairment charges in 2016 were due to a decline in commodity prices and changes in expected capital development. The carrying values of the impaired unproved properties were reduced to fair value, estimated using inputs characteristic of a Level 3 fair value measurement. The impairment charges are included in “impairment of long-lived assets” on the condensed consolidated statement of operations.

Note 5 – Unit-Based Compensation

The Company granted no unit-based awards during the three months ended March 31, 2016. A summary of unit-based compensation expenses included on the condensed consolidated statements of operations is presented below:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
General and administrative expenses	$9,460	$16,633
Lease operating expenses	2,965	3,877

Total unit-based compensation expenses	$12,425	$20,510

Income tax benefit	$4,591	$7,579

Cash-Based Performance Unit Awards

In January 2015, the Company granted 567,320 performance units (the maximum number of units available to be earned) to certain executive officers. The 2015 performance unit awards vest three years from the award date. The vesting of these units is determined based on the Company’s performance compared to the performance of a predetermined group of peer companies over a specified performance period, and the value of vested units is to be paid in cash. To date, no performance units have vested and no amounts have been paid to settle any such awards. Performance unit awards that are settled in cash are recorded as a liability with the changes in fair value recognized over the vesting period. Based on the performance criteria, there was no liability recorded for these performance unit awards at March 31, 2016.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Note 6 – Debt

The following summarizes the Company’s outstanding debt:

	March 31, 2016	December 31, 2015
	(in thousands, except percentages)
LINN credit facility (1)	$3,093,500	$2,215,000
Berry credit facility (2)	873,175	873,175
Term loan (3)	500,000	500,000
6.50% senior notes due May 2019	562,234	562,234
6.25% senior notes due November 2019	581,402	581,402
8.625% senior notes due April 2020	718,596	718,596
6.75% Berry senior notes due November 2020	261,100	261,100
12.00% senior secured second lien notes due December 2020 (4)	1,000,000	1,000,000
Interest payable on senior secured second lien notes due December 2020 (4)	608,333	608,333
7.75% senior notes due February 2021	779,474	779,474
6.50% senior notes due September 2021	381,423	381,423
6.375% Berry senior notes due September 2022	572,700	572,700
Net unamortized discounts and premiums	(8,318)	(8,694)
Net unamortized deferred financing fees	(35,477)	(37,374)

Total debt, net	9,888,142	9,007,369
Less current portion, net (5)	(4,593,332)	(3,714,693)

Long-term debt, net	$5,294,810	$5,292,676

(1)	Variable interest rates of 3.18% and 2.66% at March 31, 2016, and December 31, 2015, respectively.
(2)	Variable interest rates of 5.25% and 3.17% at March 31, 2016, and December 31, 2015, respectively.
(3)	Variable interest rates of 3.18% and 3.17% at March 31, 2016, and December 31, 2015, respectively.
(4)	The issuance of the Second Lien Notes was accounted for as a troubled debt restructuring, which requires that interest payments on the Second Lien Notes reduce the carrying value of the debt with no interest expense recognized.
(5)	Due to existing and anticipated covenant violations, the Company’s Credit Facilities and term loan were classified as current at March 31, 2016, and December 31, 2015. The current portion as of both March 31, 2016, and December 31, 2015, also includes approximately $128 million of interest payable on the Second Lien Notes due within one year.

Fair Value

The Company’s debt is recorded at the carrying amount on the condensed consolidated balance sheets. The carrying amounts of the Company’s credit facilities and term loan approximate fair value because the interest rates are variable and reflective of market rates. The Company uses a market approach to determine the fair value of its senior secured second lien notes and senior notes using estimates based on prices quoted from third-party financial institutions, which is a Level 2 fair value measurement.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

	March 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
Senior secured second lien notes	$1,000,000	$140,000	$1,000,000	$501,250
Senior notes, net	3,814,810	501,073	3,812,676	662,179

Credit Facilities

LINN Credit Facility

The Company’s Sixth Amended and Restated Credit Agreement (“LINN Credit Facility”) provides for (1) a senior secured revolving credit facility and (2) a $500 million senior secured term loan, in aggregate subject to the then-effective borrowing base. Borrowing capacity under the revolving credit facility is limited to the lesser of: (i) the then-effective borrowing base reduced by the $500 million term loan and (ii) the maximum commitment amount of $4.0 billion, and was $3.1 billion as of March 31, 2016. The maturity date is April 2019, subject to a “springing maturity” based on the maturity of any outstanding LINN Energy junior lien debt. At March 31, 2016, the borrowing base under the LINN Credit Facility was $3.6 billion and there was no remaining availability.

In April 2016, the Company entered into an amendment to the LINN Credit Facility to provide for, among other things, an agreement that (i) certain Specified Events would not become defaults or events of default until May 11, 2016, (ii) the borrowing base would remain constant until May 11, 2016, unless reduced as a result of swap agreement terminations or collateral sales and (iii) the Company, the administrative agent and the lenders would negotiate in good faith the terms of a restructuring support agreement in furtherance of a restructuring of the capital structure of the Company and its subsidiaries.

Pursuant to the terms of the foregoing amendments and as a result of the execution of the Restructuring Support Agreement, in May 2016, the Company made a $350 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility.

Pursuant to the amendment, the Specified Events are:

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on the Company’s consolidated financial statements for the year ended December 31, 2015;

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on Berry’s financial statements for the year ended December 31, 2015;

•	The failure of the Company or Berry to make certain interest payments on their unsecured notes;

•	Any cross-defaults that may arise on account of any of the foregoing, provided that no event of default is continuing under any document giving rise to such cross default; and

•	Any failure to provide notice of any of the events described above.

As a condition to closing the amendment, in April 2016, (a) the Company made a $100 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility and (b) the Company and certain of its subsidiaries provided control agreements over certain deposit accounts.

Redetermination of the borrowing base under the LINN Credit Facility, based primarily on reserve reports using lender commodity price expectations at such time, occurs semi-annually, in April and October. The lenders under the LINN Credit Facility agreed to defer the April 2016 borrowing base redetermination to May 11, 2016.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The Company’s obligations under the LINN Credit Facility are secured by mortgages on certain of its material subsidiaries’ oil and natural gas properties and other personal property as well as a pledge of all ownership interests in the Company’s direct and indirect material subsidiaries. The Company is required to maintain: 1) mortgages on properties representing at least 90% of the total value of oil and natural gas properties included on its most recent reserve report; 2) a minimum liquidity requirement equal to the greater of $500 million and 15% of the then effective available borrowing base after giving effect to certain redemptions or repurchases of certain debt; and 3) an EBITDA to Interest Expense ratio of at least 2.0 to 1.0 currently, 2.25 to 1.0 from March 31, 2017 through June 30, 2017 and 2.5 to 1.0 thereafter. Additionally, the obligations under the LINN Credit Facility are guaranteed by all of the Company’s material subsidiaries, other than Berry, and are required to be guaranteed by any future material subsidiaries.

At the Company’s election, interest on borrowings under the LINN Credit Facility is determined by reference to either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 1.75% and 2.75% per annum (depending on the then-current level of borrowings under the LINN Credit Facility) or the alternate base rate (“ABR”) plus an applicable margin between 0.75% and 1.75% per annum (depending on the then-current level of borrowings under the LINN Credit Facility). Interest is generally payable quarterly for loans bearing interest based on the ABR and at the end of the applicable interest period for loans bearing interest at the LIBOR. The Company is required to pay a commitment fee to the lenders under the LINN Credit Facility, which accrues at a rate per annum of 0.50% on the average daily unused amount of the maximum commitment amount of the lenders.

The $500 million term loan has a maturity date of April 2019, subject to a “springing maturity” based on the maturity of any outstanding LINN Energy junior lien debt, and incurs interest based on either the LIBOR plus a margin of 2.75% per annum or the ABR plus a margin of 1.75% per annum, at the Company’s election. Interest is generally payable quarterly for loans bearing interest based on the ABR and at the end of the applicable interest period for loans bearing interest at the LIBOR. The term loan may be repaid at the option of the Company without premium or penalty, subject to breakage costs. While the term loan is outstanding, the Company is required to maintain either: 1) mortgages on properties representing at least 80% of the total value of oil and natural gas properties included on its most recent reserve report, or 2) a Term Loan Collateral Coverage Ratio of at least 2.5 to 1.0. The Term Loan Collateral Coverage Ratio is defined as the ratio of the present value of future cash flows from proved reserves from the currently mortgaged properties to the lesser of: (i) the then-effective borrowing base and (ii) the maximum commitment amount and the aggregate amount of the term loan outstanding. The other terms and conditions of the LINN Credit Facility, including the financial and other restrictive covenants set forth therein, are applicable to the term loan.

Berry Credit Facility

Berry’s Second Amended and Restated Credit Agreement (“Berry Credit Facility”) had a borrowing base of $900 million, subject to lender commitments, as of March 31, 2016. The maturity date is April 2019. At March 31, 2016, lender commitments under the facility were also $900 million but there was less than $1 million of available borrowing capacity, including outstanding letters of credit.

In April 2016, Berry entered into an amendment to the Berry Credit Facility to provide for, among other things, an agreement that (i) certain Specified Events would not become defaults or events of default until May 11, 2016, (ii) the borrowing base would remain constant until May 11, 2016, unless reduced as a result of swap agreement terminations or collateral sales, (iii) Berry would have access to $45 million in cash that is currently restricted in order to fund ordinary course operations and (iv) Berry, the Berry administrative agent and the Berry lenders would negotiate in good faith the terms of a restructuring support agreement in furtherance of a restructuring of the capital structure of Berry.

Pursuant to the amendment, the Berry Specified Events are:

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on Berry’s financial statements for the year ended December 31, 2015;

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on the Company’s consolidated financial statements for the year ended December 31, 2015;

•	The failure of Berry or the Company to make certain interest payments on their unsecured notes;

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

•	The failure to maintain the Interest Coverage Ratio;

•	Any cross-defaults that may arise on account of any of the foregoing, provided that no event of default is continuing under any document giving rise to such cross default; and

•	Any failure to provide notice of any of the events described above.

As a condition to closing the amendment, Berry provided control agreements over certain deposit accounts.

Redetermination of the borrowing base under the Berry Credit Facility, based primarily on reserve reports using lender commodity price expectations at such time, occurs semi-annually, in April and October. The lenders under the Berry Credit Facility agreed to defer the April 2016 borrowing base redetermination to May 11, 2016.

Berry’s obligations under the Berry Credit Facility are secured by mortgages on its oil and natural gas properties and other personal property. Berry is required to maintain: 1) mortgages on properties representing at least 90% of the present value of oil and natural gas properties included on its most recent reserve report, and 2) an EBITDAX to Interest Expense ratio of at least 2.0 to 1.0 currently, 2.25 to 1.0 from March 31, 2017 through June 30, 2017 and 2.5 to 1.0 thereafter. In accordance with the amendment described above, the lenders have agreed that the failure to maintain the EBITDAX to Interest Expense ratio would not be a default or event of default until May 11, 2016.

At Berry’s election, interest on borrowings under the Berry Credit Facility is determined by reference to either the LIBOR plus an applicable margin between 1.75% and 2.75% per annum (depending on the then-current level of borrowings under the Berry Credit Facility) or a Base Rate (as defined in the Berry Credit Facility) plus an applicable margin between 0.75% and 1.75% per annum (depending on the then-current level of borrowings under the Berry Credit Facility). Interest is generally payable quarterly for loans bearing interest based on the Base Rate and at the end of the applicable interest period for loans bearing interest at the LIBOR. Berry is required to pay a commitment fee to the lenders under the Berry Credit Facility, which accrues at a rate per annum of 0.5% on the average daily unused amount of the maximum commitment amount of the lenders.

The Company refers to the LINN Credit Facility and the Berry Credit Facility, collectively, as the “Credit Facilities.”

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Credit Facilities. However, under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of the default.

Senior Secured Second Lien Notes Due December 2020

On November 20, 2015, the Company issued $1.0 billion in aggregate principal amount of 12.00% senior secured second lien notes due December 2020 (“Second Lien Notes”) in exchange for approximately $2.0 billion in aggregate principal amount of certain of its outstanding senior notes. The exchanges were accounted for as a troubled debt restructuring (“TDR”). TDR accounting requires that interest payments on the Second Lien Notes reduce the carrying value of the debt with no interest expense recognized. As a result, the Company’s reported interest expense will be significantly less than the contractual interest payments throughout the term of the Second Lien Notes. There were no interest payments made on the Second Lien Notes for the three months ended March 31, 2016.

In connection with the issuance of the Second Lien Notes, the Company entered into a Registration Rights Agreement with each of the holders (collectively, the “Registration Rights Agreements”), pursuant to the terms of the exchange agreements. Under the Registration Rights Agreements, the Company agreed to use its reasonable efforts to file with the U.S. Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the Second Lien Notes in exchange for outstanding Second Lien Notes within 370 days after the notes were issued. In certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the Second Lien Notes. The Company will be obligated to file one or more registration statements as described above only if the restrictive legend on the Second Lien Notes has not been removed and the Second Lien Notes are not freely tradable pursuant to Rule 144 under the Securities Act of 1933, as amended, as of the 370th day after the notes were issued. If the Company fails to satisfy these obligations, the Company may be required to pay additional interest to holders of the Second Lien Notes under certain circumstances.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Repurchases of Senior Notes

The Company made no repurchases of its senior notes during the three months ended March 31, 2016. During the three months ended March 31, 2015, the Company repurchased on the open market approximately $79 million of its 8.625% senior notes due April 2020. In connection with the repurchases, the Company paid approximately $70 million and recorded a gain on extinguishment of debt of approximately $7 million for the three months ended March 31, 2015.

Notes Covenants

The Second Lien Indenture contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to: (i) declare or pay distributions on, purchase or redeem the Company’s units or purchase or redeem the Company’s or its restricted subsidiaries’ indebtedness secured by liens junior in priority to liens securing the Second Lien Notes, unsecured indebtedness or subordinated indebtedness; (ii) make investments; (iii) incur or guarantee additional indebtedness or issue certain types of equity securities; (iv) create certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

The Company’s senior notes contain covenants that, among other things, may limit its ability to: (i) pay distributions on, purchase or redeem the Company’s units or redeem its subordinated debt; (ii) make investments; (iii) incur or guarantee additional indebtedness or issue certain types of equity securities; (iv) create certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Berry’s senior notes contain covenants that, among other things, may limit its ability to: (i) incur or guarantee additional indebtedness; (ii) pay distributions or dividends on Berry’s equity or redeem its subordinated debt; (iii) create certain liens; (iv) enter into agreements that restrict distributions or other payments from Berry’s restricted subsidiaries to Berry; (v) sell assets; (vi) engage in transactions with affiliates; and (vii) consolidate, merge or transfer all or substantially all of Berry’s assets.

In addition, any cash generated by Berry is currently being used by Berry to fund its activities. To the extent that Berry generates cash in excess of its needs and determines to distribute such amounts to LINN Energy, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures. Berry’s restricted payments basket may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Second Lien Indenture and the senior notes. However, under the Bankruptcy Code, holders of the Second Lien Notes and the senior notes are stayed from taking any action against the Company as a result of the default.

Covenant Violations

As of March 31, 2016, the Company was in default under certain of its debt instruments, which have subsequently been cured or a forbearance has been received. The Company’s filing of the Bankruptcy Petitions described in Note 2 constitutes an event of default that accelerated the Company’s obligations under its Credit Facilities, its Second Lien Notes and its senior notes. Additionally, other events of default, including cross-defaults, are present, including the failure to make interest payments on certain of its senior notes and the receipt of a going concern explanatory paragraph from the Company’s independent registered

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

public accounting firm on the Company’s consolidated financial statements for the year ended December 31, 2015. Under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of an event of default.

Note 7 – Derivatives

Commodity Derivatives

Historically, the Company has hedged a portion of its forecasted production to reduce exposure to fluctuations in oil and natural gas prices and provide long-term cash flow predictability to manage its business, service debt and, if and when resumed, pay distributions. The current direct NGL hedging market is constrained in terms of price, volume, duration and number of counterparties, which limits the Company’s ability to effectively hedge its NGL production. The Company has also hedged its exposure to natural gas differentials in certain operating areas but does not currently hedge exposure to oil differentials.

The Company has historically entered into commodity hedging transactions primarily in the form of swap contracts that are designed to provide a fixed price and, from time to time, put options that are designed to provide a fixed price floor with the opportunity for upside. The Company enters into these transactions with respect to a portion of its projected production or consumption to provide an economic hedge of the risk related to the future commodity prices received or paid. The Company does not enter into derivative contracts for trading purposes. The Company did not designate any of its contracts as cash flow hedges; therefore, the changes in fair value of these instruments are recorded in current earnings. See Note 8 for fair value disclosures about oil and natural gas commodity derivatives.

The following table presents derivative positions for the periods indicated as of March 31, 2016:

	April 1 - December 31, 2016	2017	2018
Natural gas positions:
Fixed price swaps (NYMEX Henry Hub):
Hedged volume (MMMBtu)	91,548	120,122	36,500
Average price ($/MMBtu)	$4.20	$4.26	$5.00
Put options (NYMEX Henry Hub):
Hedged volume (MMMBtu)	57,306	66,886	—
Average price ($/MMBtu)	$5.00	$4.88	$—
Oil positions:
Fixed price swaps (NYMEX WTI): (1)
Hedged volume (MBbls)	8,614	4,755	—
Average price ($/Bbl)	$90.56	$89.02	$—
Put options (NYMEX WTI):
Hedged volume (MBbls)	2,457	384	—
Average price ($/Bbl)	$90.00	$90.00	$—
Natural gas basis differential positions: (2)
Panhandle basis swaps: (3)
Hedged volume (MMMBtu)	45,049	59,138	16,425
Hedged differential ($/MMBtu)	$(0.32)	$(0.33)	$(0.33)

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

	April 1 - December 31, 2016	2017	2018
NWPL Rockies basis swaps: (3)
Hedged volume (MMMBtu)	50,143	38,880	10,804
Hedged differential ($/MMBtu)	$(0.24)	$(0.19)	$(0.19)
MichCon basis swaps: (3)
Hedged volume (MMMBtu)	5,830	7,437	2,044
Hedged differential ($/MMBtu)	$0.05	$0.05	$0.05
Houston Ship Channel basis swaps: (3)
Hedged volume (MMMBtu)	26,128	36,730	986
Hedged differential ($/MMBtu)	$(0.02)	$(0.02)	$(0.08)
Permian basis swaps: (3)
Hedged volume (MMMBtu)	2,274	2,629	1,314
Hedged differential ($/MMBtu)	$(0.20)	$(0.20)	$(0.20)
SoCal basis swaps: (4)
Hedged volume (MMMBtu)	24,750	—	—
Hedged differential ($/MMBtu)	$(0.03)	$—	$—
Oil timing differential positions:
Trade month roll swaps (NYMEX WTI): (5)
Hedged volume (MBbls)	1,992	2,654	—
Hedged differential ($/Bbl)	$0.25	$0.25	$—

(1)	Includes certain outstanding fixed price oil swaps of approximately 5,384 MBbls which may be extended annually at a price of $100.00 per Bbl for the year ending December 31, 2018, and $90.00 per Bbl for the year ending December 31, 2019, at counterparty election on a designated date in each respective preceding year. The extension for each year is exercisable without respect to the other year.
(2)	Settle on the respective pricing index to hedge basis differential to the NYMEX Henry Hub natural gas price.
(3)	For positions which hedge exposure to differentials in producing areas, the Company receives the NYMEX Henry Hub natural gas price plus the respective spread and pays the specified index price. Cash settlements are made on a net basis.
(4)	For positions which hedge exposure to differentials in consuming areas, the Company pays the NYMEX Henry Hub natural gas price plus the respective spread and receives the specified index price. Cash settlements are made on a net basis.
(5)	The Company hedges the timing risk associated with the sales price of oil in the Mid-Continent, Hugoton Basin and Permian Basin regions. In these regions, the Company generally sells oil for the delivery month at a sales price based on the average NYMEX WTI price during that month, plus an adjustment calculated as a spread between the weighted average prices of the delivery month, the next month and the following month during the period when the delivery month is prompt (the “trade month roll”).

The Company did not enter into any commodity derivative contracts during the three months ended March 31, 2016. During the three months ended March 31, 2015, the Company entered into commodity derivative contracts consisting of natural gas basis swaps for May 2015 through December 2017 to hedge exposure to differentials in certain producing areas and oil swaps for April 2015 through December 2015. In addition, the Company entered into natural gas basis swaps for May 2015 through December 2016 to hedge exposure to the differential in California, where it consumes natural gas in its heavy oil development operations.

Settled derivatives on natural gas production for the three months ended March 31, 2016, included volumes of 49,257 MMMBtu at an average contract price of $4.51 per MMBtu. Settled derivatives on oil production for the three months ended March 31, 2016, included volumes of 3,664 MBbls at an average contract price of $90.44 per Bbl. Settled derivatives on natural gas production for the three months ended March 31, 2015, included volumes of 46,823 MMMBtu at an average contract price of $5.12 per MMBtu. Settled derivatives on oil production for the three months ended March 31, 2015, included volumes of 3,975 MBbls at an average contract price of $94.29 per Bbl.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The natural gas derivatives are settled based on the closing price of NYMEX Henry Hub natural gas on the last trading day for the delivery month, which occurs on the third business day preceding the delivery month, or the relevant index prices of natural gas published in Inside FERC’s Gas Market Report on the first business day of the delivery month. The oil derivatives are settled based on the average closing price of NYMEX WTI crude oil for each day of the delivery month.

Balance Sheet Presentation

The Company’s commodity derivatives are presented on a net basis in “derivative instruments” on the condensed consolidated balance sheets. The following summarizes the fair value of derivatives outstanding on a gross basis:

	March 31, 2016	December 31, 2015
	(in thousands)
Assets:
Commodity derivatives	$1,569,054	$1,812,375

Liabilities:
Commodity derivatives	$22,651	$28,842

By using derivative instruments to economically hedge exposures to changes in commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. The Company’s counterparties are current participants or affiliates of participants in its Credit Facilities or were participants or affiliates of participants in its Credit Facilities at the time it originally entered into the derivatives. The Credit Facilities are secured by the Company’s oil, natural gas and NGL reserves; therefore, the Company is not required to post any collateral. The Company does not receive collateral from its counterparties. The maximum amount of loss due to credit risk that the Company would incur if its counterparties failed completely to perform according to the terms of the contracts, based on the gross fair value of financial instruments, was approximately $1.6 billion at March 31, 2016. The Company minimizes the credit risk in derivative instruments by: (i) limiting its exposure to any single counterparty; (ii) entering into derivative instruments only with counterparties that meet the Company’s minimum credit quality standard, or have a guarantee from an affiliate that meets the Company’s minimum credit quality standard; and (iii) monitoring the creditworthiness of the Company’s counterparties on an ongoing basis. In accordance with the Company’s standard practice, its commodity derivatives are subject to counterparty netting under agreements governing such derivatives and therefore the risk of loss due to counterparty nonperformance is somewhat mitigated.

Gains (Losses) on Derivatives

A summary of gains and losses on derivatives included on the condensed consolidated statements of operations is presented below:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Gains on oil and natural gas derivatives	$109,961	$424,781
Lease operating expenses (1)	(3,368)	(926)

Total gains on oil and natural gas derivatives	$106,593	$423,855

(1)	Consists of gains and (losses) on derivatives entered into in March 2015 to hedge exposure to differentials in consuming areas.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

For the three months ended March 31, 2016, and March 31, 2015, the Company received net cash settlements of approximately $344 million and $282 million, respectively.

Commodity Derivatives – Subsequent Event

In April 2016 and May 2016, in connection with the Company’s restructuring efforts, the Company canceled (prior to the contract settlement dates) all of its derivative contracts (with the exception of Berry’s current remaining 26,108 MMMBtu of natural gas basis swaps for 2016) for net cash proceeds of approximately $1.2 billion. All net cash proceeds received were used to make permanent repayments of a portion of the borrowings outstanding under the LINN Credit Facility. Berry’s derivative contracts may be terminated unilaterally by the counterparty as a result of the bankruptcy filing or, if not automatically terminated, Berry may elect to monetize or terminate its derivative contracts.

Note 8 – Fair Value Measurements on a Recurring Basis

The Company accounts for its commodity derivatives at fair value (see Note 7) on a recurring basis. The Company determines the fair value of its oil and natural gas derivatives utilizing pricing models that use a variety of techniques, including market quotes and pricing analysis. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties. Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data in certain situations and confirming that those instruments trade in active markets. Assumed credit risk adjustments, based on published credit ratings, public bond yield spreads and credit default swap spreads are applied to the Company’s commodity derivatives.

Fair Value Hierarchy

In accordance with applicable accounting standards, the Company has categorized its financial instruments, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The following presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	March 31, 2016
	Level 2	Netting (1)	Total
	(in thousands)
Assets:
Commodity derivatives	$1,569,054	$(20,987)	$1,548,067
Liabilities:
Commodity derivatives	$22,651	$(20,987)	$1,664

	December 31, 2015
	Level 2	Netting (1)	Total
	(in thousands)
Assets:
Commodity derivatives	$1,812,375	$(25,744)	$1,786,631
Liabilities:
Commodity derivatives	$28,842	$(25,744)	$3,098

(1)	Represents counterparty netting under agreements governing such derivatives.

Note 9 – Asset Retirement Obligations

The Company has the obligation to plug and abandon oil and natural gas wells and related equipment at the end of production operations. Estimated asset retirement costs are recognized as liabilities with an increase to the carrying amounts of the related

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

long-lived assets when the obligation is incurred. The liabilities are included in “other accrued liabilities” and “other noncurrent liabilities” on the condensed consolidated balance sheets. Accretion expense is included in “depreciation, depletion and amortization” on the condensed consolidated statements of operations. The fair value of additions to the asset retirement obligations is estimated using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation include estimates of: (i) plug and abandon costs per well based on existing regulatory requirements; (ii) remaining life per well; (iii) future inflation factors (2% for the three months ended March 31, 2016); and (iv) a credit-adjusted risk-free interest rate (average of 5.9% for the three months ended March 31, 2016). These inputs require significant judgments and estimates by the Company’s management at the time of the valuation and are the most sensitive and subject to change.

The following table presents a reconciliation of the Company’s asset retirement obligations (in thousands):

Asset retirement obligations at December 31, 2015	$523,541
Liabilities added from drilling	307
Current year accretion expense	7,641
Settlements	(2,756)

Asset retirement obligations at March 31, 2016	$528,733

Note 10 – Commitments and Contingencies

For a certain statewide class action royalty payment dispute where a reserve has not yet been established, the court denied plaintiffs’ motion for class certification, which the plaintiffs subsequently appealed. The Company has denied that it has any liability on the claims and has raised arguments and defenses that, if accepted by the courts, will result in no loss to the Company. In another statewide class action royalty payment dispute where a reserve has not yet been established, the parties have stayed the dispute pending resolution of royalty disputes between other parties. In addition, the Company is involved in various other disputes arising in the ordinary course of business. The Company is not currently a party to any litigation or pending claims that it believes would have a material adverse effect on its overall business, financial position, results of operations or liquidity; however, cash flow could be significantly impacted in the reporting periods in which such matters are resolved.

During the three months ended March 31, 2016, and March 31, 2015, the Company made no significant payments to settle any legal, environmental or tax proceedings. The Company regularly analyzes current information and accrues for probable liabilities on the disposition of certain matters as necessary. Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

The commencement of the Chapter 11 proceedings automatically stayed certain actions against the Company, including actions to collect pre-petition liabilities or to exercise control over the property of the Company’s bankruptcy estates, and the Company intends to seek authority to pay all general claims in the ordinary course of business notwithstanding the commencement of the Chapter 11 proceedings in a manner consistent with the Restructuring Support Agreement. The Plan in the Chapter 11 proceedings, if confirmed, will provide for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 proceedings. See Note 2 for additional information.

Note 11 – Earnings Per Unit

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period. Diluted earnings per unit is computed by adjusting the average number of units outstanding for the dilutive effect, if any, of unit equivalents. The Company uses the treasury stock method to determine the dilutive effect.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The following table provides a reconciliation of the numerators and denominators of the basic and diluted per unit computations for net loss:

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per unit data)
Net loss	$(1,347,746)	$(339,160)
Allocated to participating securities	—	(1,781)

	$(1,347,746)	$(340,941)

Basic net loss per unit	$(3.83)	$(1.03)

Diluted net loss per unit	$(3.83)	$(1.03)

Basic weighted average units outstanding	352,234	330,642
Dilutive effect of unit equivalents	—	—

Diluted weighted average units outstanding	352,234	330,642

Basic units outstanding excludes the effect of weighted average anti-dilutive unit equivalents related to approximately 1 million and 5 million unit options and warrants for the three months ended March 31, 2016, and March 31, 2015, respectively. All equivalent units were antidilutive for both the three months ended March 31, 2016, and March 31, 2015.

Note 12 – Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes, with the exception of the state of Texas, in which income tax liabilities and/or benefits are passed through to its unitholders. Limited liability companies are subject to Texas margin tax. In addition, certain of the Company’s subsidiaries are Subchapter C-corporations subject to federal and state income taxes. As such, with the exception of the state of Texas and certain subsidiaries, the Company is not a taxable entity, it does not directly pay federal and state income taxes and recognition has not been given to federal and state income taxes for the operations of the Company. Amounts recognized for income taxes are reported in “income tax expense (benefit)” on the condensed consolidated statements of operations.

Note 13 – Supplemental Disclosures to the Condensed Consolidated Statements of Cash Flows

Supplemental disclosures to the condensed consolidated statements of cash flows are presented below:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash payments for interest, net of amounts capitalized	$30,135	$98,541

Cash payments for income taxes	$1,228	$57

Noncash investing activities:
Accrued capital expenditures	$31,348	$161,247

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

For purposes of the condensed consolidated statements of cash flows, the Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. At March 31, 2016, and December 31, 2015, “restricted cash” on the condensed consolidated balance sheets includes $250 million that LINN Energy borrowed under the LINN Credit Facility and contributed to Berry in May 2015 to post with Berry’s lenders in connection with the reduction in the Berry Credit Facility’s borrowing base, as well as associated interest income. Restricted cash also includes approximately $7 million at both March 31, 2016, and December 31, 2015, of cash deposited by the Company into a separate account designated for asset retirement obligations in accordance with contractual agreements.

At December 31, 2015, net outstanding checks of approximately $21 million were reclassified and included in “accounts payable and accrued expenses” on the condensed consolidated balance sheets. At March 31, 2016, no net outstanding checks were reclassified. Net outstanding checks are presented as cash flows from financing activities and included in “other” on the condensed consolidated statements of cash flows.

Note 14 – Related Party Transactions

LinnCo

LinnCo, an affiliate of LINN Energy, was formed on April 30, 2012. LinnCo’s initial sole purpose was to own units in LINN Energy. In connection with the 2013 acquisition of Berry, LinnCo amended its limited liability company agreement to permit, among other things, the acquisition and subsequent contribution of assets to LINN Energy. All of LinnCo’s common shares are held by the public. As of March 31, 2016, LinnCo had no significant assets or operations other than those related to its interest in LINN Energy and owned approximately 36% of LINN Energy’s outstanding units.

In March 2016, LinnCo filed a Registration Statement on Form S-4 related to an offer to exchange each outstanding unit representing limited liability company interests of LINN Energy for one common share representing limited liability company interests of LinnCo. In April 2016, LinnCo extended the offer to April 25, 2016. The offer expired on April 25, 2016, and on April 26, 2016, LinnCo commenced a subsequent offering period that will expire on May 23, 2016, unless extended. During April 2016, 104,719,468 LINN Energy units were exchanged for an equal number of LinnCo shares. As a result of the exchange of LINN Energy units for LinnCo shares, LinnCo’s ownership of LINN Energy’s outstanding units increased from approximately 36% to approximately 66% as of April 30, 2016.

LINN Energy has agreed to provide to LinnCo, or to pay on LinnCo’s behalf, any financial, legal, accounting, tax advisory, financial advisory and engineering fees, and other administrative and out-of-pocket expenses incurred by LinnCo, along with any other expenses incurred in connection with any public offering of shares in LinnCo or incurred as a result of being a publicly traded entity. These expenses include costs associated with annual, quarterly and other reports to holders of LinnCo shares, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses and registrar and transfer agent fees. In addition, the Company has agreed to indemnify LinnCo and its officers and directors for damages suffered or costs incurred (other than income taxes payable by LinnCo) in connection with carrying out LinnCo’s activities. All expenses and costs paid by LINN Energy on LinnCo’s behalf are expensed by LINN Energy.

For the three months ended March 31, 2016, LinnCo incurred total general and administrative expenses and certain offering costs of approximately $1.7 million, of which approximately $918,000 had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2016. The expenses for the three months ended March 31, 2016, include approximately $603,000 related to services provided by LINN Energy necessary for the conduct of LinnCo’s business, such as accounting, legal, tax, information technology and other expenses.

For the three months ended March 31, 2015, LinnCo incurred total general and administrative expenses and certain offering costs of approximately $1.4 million, of which approximately $1.1 million had been paid by LINN Energy on LinnCo’s behalf as of March 31, 2015. The expenses for the three months ended March 31, 2015, include approximately $491,000 related to services provided by LINN Energy necessary for the conduct of LinnCo’s business, such as accounting, legal, tax, information technology and other expenses.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

The Company did not pay any distributions to LinnCo during the three months ended March 31, 2016. During the three months ended March 31, 2015, the Company paid approximately $40 million in distributions to LinnCo attributable to LinnCo’s interest in LINN Energy.

Other

One of the Company’s directors is the President and Chief Executive Officer of Superior Energy Services, Inc. (“Superior”), which provides oilfield services to the Company. For the three months ended March 31, 2016, and March 31, 2015, the Company incurred expenditures of approximately $2 million and $3 million, respectively, related to services rendered by Superior and its subsidiaries.

Note 15 – Subsidiary Guarantors

Linn Energy, LLC’s senior notes due May 2019, senior notes due November 2019, senior notes due April 2020, Second Lien Notes, senior notes due February 2021 and senior notes due September 2021 are guaranteed by all of the Company’s material subsidiaries, other than Berry Petroleum Company, LLC, which is an indirect 100% wholly owned subsidiary of the Company.

The following condensed consolidating financial information presents the financial information of Linn Energy, LLC, the guarantor subsidiaries and the non-guarantor subsidiary in accordance with SEC Regulation S-X Rule 3-10. The condensed consolidating financial information for the co-issuer, Linn Energy Finance Corp., is not presented as it has no assets, operations or cash flows. The financial information may not necessarily be indicative of the financial position or results of operations had the guarantor subsidiaries or non-guarantor subsidiary operated as independent entities. There are no restrictions on the Company’s ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries.

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2016

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$917,814	$134,408	$7,334	$—	$1,059,556
Accounts receivable – trade, net	—	145,297	40,755	—	186,052
Accounts receivable – affiliates	2,885,185	50,518	—	(2,935,703)	—
Derivative instruments	—	1,095,929	295	—	1,096,224
Other current assets	23,159	59,170	19,582	—	101,911

Total current assets	3,826,158	1,485,322	67,966	(2,935,703)	2,443,743

Noncurrent assets:
Oil and natural gas properties (successful efforts method)	—	13,129,776	5,019,579	—	18,149,355
Less accumulated depletion and amortization	—	(9,776,724)	(2,682,011)	65,173	(12,393,562)

	—	3,353,052	2,337,568	65,173	5,755,793
Other property and equipment	—	600,783	113,947	—	714,730
Less accumulated depreciation	—	(194,874)	(14,617)	—	(209,491)

	—	405,909	99,330	—	505,239
Derivative instruments	—	451,843	—	—	451,843
Restricted cash	—	7,208	250,612	—	257,820
Notes receivable – affiliates	162,700	—	—	(162,700)	—
Investments in consolidated subsidiaries	2,675,208	—	—	(2,675,208)	—
Other noncurrent assets	—	8,223	16,836	—	25,059

	2,837,908	467,274	267,448	(2,837,908)	734,722

Total noncurrent assets	2,837,908	4,226,235	2,704,346	(2,772,735)	6,995,754

Total assets	$6,664,066	$5,711,557	$2,772,312	$(5,708,438)	$9,439,497

LIABILITIES AND UNITHOLDERS’ CAPITAL (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$—	$269,911	$98,163	$—	$368,074
Accounts payable – affiliates	—	2,885,185	50,518	(2,935,703)	—
Derivative instruments	—	—	1,190	—	1,190
Current portion of long-term debt, net	3,720,157	—	873,175	—	4,593,332
Other accrued liabilities	107,536	32,985	29,996	—	170,517

Total current liabilities	3,827,693	3,188,081	1,053,042	(2,935,703)	5,133,113

Noncurrent liabilities:
Derivative instruments	—	474	—	—	474
Long-term debt, net	4,449,883	—	844,927	—	5,294,810
Notes payable – affiliates	—	162,700	—	(162,700)	—
Other noncurrent liabilities	—	402,515	213,003	—	615,518

Total noncurrent liabilities	4,449,883	565,689	1,057,930	(162,700)	5,910,802

Unitholders’ capital (deficit):
Units issued and outstanding	5,346,253	4,831,568	2,798,713	(7,621,189)	5,355,345
Accumulated deficit	(6,959,763)	(2,873,781)	(2,137,373)	5,011,154	(6,959,763)

	(1,613,510)	1,957,787	661,340	(2,610,035)	(1,604,418)

Total liabilities and unitholders’ capital (deficit)	$6,664,066	$5,711,557	$2,772,312	$(5,708,438)	$9,439,497

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2015

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,073	$72	$1,023	$—	$2,168
Accounts receivable – trade, net	—	170,503	46,053	—	216,556
Accounts receivable – affiliates	2,920,082	8,621	—	(2,928,703)	—
Derivative instruments	—	1,207,012	13,218	—	1,220,230
Other current assets	25,090	49,606	20,897	—	95,593

Total current assets	2,946,245	1,435,814	81,191	(2,928,703)	1,534,547

Noncurrent assets:
Oil and natural gas properties (successful efforts method)	—	13,110,094	5,011,061	—	18,121,155
Less accumulated depletion and amortization	—	(9,557,283)	(1,596,165)	55,956	(11,097,492)

	—	3,552,811	3,414,896	55,956	7,023,663
Other property and equipment	—	597,216	111,495	—	708,711
Less accumulated depreciation	—	(183,139)	(12,522)	—	(195,661)

	—	414,077	98,973	—	513,050
Derivative instruments	—	566,401	—	—	566,401
Restricted cash	—	7,004	250,359	—	257,363
Notes receivable – affiliates	175,100	—	—	(175,100)	—
Investments in consolidated subsidiaries	3,940,444	—	—	(3,940,444)	—
Other noncurrent assets	—	17,178	16,057	(1)	33,234

	4,115,544	590,583	266,416	(4,115,545)	856,998

Total noncurrent assets	4,115,544	4,557,471	3,780,285	(4,059,589)	8,393,711

Total assets	$7,061,789	$5,993,285	$3,861,476	$(6,988,292)	$9,928,258

LIABILITIES AND UNITHOLDERS’ CAPITAL (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,285	$336,962	$117,127	$—	$455,374
Accounts payable – affiliates	—	2,920,082	8,621	(2,928,703)	—
Derivative instruments	—	—	2,241	—	2,241
Current portion of long-term debt, net	2,841,518	—	873,175	—	3,714,693
Other accrued liabilities	49,861	52,997	16,735	—	119,593

Total current liabilities	2,892,664	3,310,041	1,017,899	(2,928,703)	4,291,901

Noncurrent liabilities:
Derivative instruments	—	857	—	—	857
Long-term debt, net	4,447,308	—	845,368	—	5,292,676
Notes payable – affiliates	—	175,100	—	(175,100)	—
Other noncurrent liabilities	—	399,676	212,050	(1)	611,725

Total noncurrent liabilities	4,447,308	575,633	1,057,418	(175,101)	5,905,258

Unitholders’ capital (deficit):
Units issued and outstanding	5,333,834	4,831,758	2,798,713	(7,621,189)	5,343,116
Accumulated deficit	(5,612,017)	(2,724,147)	(1,012,554)	3,736,701	(5,612,017)

	(278,183)	2,107,611	1,786,159	(3,884,488)	(268,901)

Total liabilities and unitholders’ capital (deficit)	$7,061,789	$5,993,285	$3,861,476	$(6,988,292)	$9,928,258

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2016

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$—	$199,849	$83,466	$—	$283,315
Gains on oil and natural gas derivatives	—	109,453	508	—	109,961
Marketing revenues	—	9,061	5,244	—	14,305
Other revenues	—	5,138	2,048	—	7,186

	—	323,501	91,266	—	414,767

Expenses:
Lease operating expenses	—	87,552	50,093	—	137,645
Transportation expenses	—	41,994	12,929	—	54,923
Marketing expenses	—	7,833	4,455	—	12,288
General and administrative expenses	—	61,357	25,172	—	86,529
Exploration costs	—	2,693	—	—	2,693
Depreciation, depletion and amortization	—	108,045	58,843	(2,830)	164,058
Impairment of long-lived assets	—	129,703	1,030,588	(6,387)	1,153,904
Taxes, other than income taxes	2	19,752	14,313	—	34,067
(Gains) losses on sale of assets and other, net	—	1,269	(192)	—	1,077

	2	460,198	1,196,201	(9,217)	1,647,184

Other income and (expenses):
Interest expense, net of amounts capitalized	(85,472)	205	(19,952)	—	(105,219)
Interest expense – affiliates	—	(2,969)	—	2,969	—
Interest income – affiliates	2,969	—	—	(2,969)	—
Equity in losses from consolidated subsidiaries	(1,265,236)	—	—	1,265,236	—
Other, net	(5)	73	66	—	134

	(1,347,744)	(2,691)	(19,886)	1,265,236	(105,085)

Loss before income taxes	(1,347,746)	(139,388)	(1,124,821)	1,274,453	(1,337,502)
Income tax expense (benefit)	—	10,246	(2)	—	10,244

Net loss	$(1,347,746)	$(149,634)	$(1,124,819)	$1,274,453	$(1,347,746)

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2015

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$—	$293,983	$156,586	$—	$450,569
Gains on oil and natural gas derivatives	—	421,514	3,267	—	424,781
Marketing revenues	—	26,212	7,532	—	33,744
Other revenues	—	5,557	1,896	—	7,453

	—	747,266	169,281	—	916,547

Expenses:
Lease operating expenses	—	105,832	67,189	—	173,021
Transportation expenses	—	40,934	12,606	—	53,540
Marketing expenses	—	23,196	5,645	—	28,841
General and administrative expenses	—	57,781	21,187	—	78,968
Exploration costs	—	396	—	—	396
Depreciation, depletion and amortization	—	140,699	72,979	1,336	215,014
Impairment of long-lived assets	—	325,417	272,000	(64,800)	532,617
Taxes, other than income taxes	2	30,711	23,332	—	54,045
Gains on sale of assets and other, net	—	(7,814)	(4,473)	—	(12,287)

	2	717,152	470,465	(63,464)	1,124,155

Other income and (expenses):
Interest expense, net of amounts capitalized	(123,386)	1,706	(21,421)	—	(143,101)
Interest expense – affiliates	—	(2,382)	—	2,382	—
Interest income – affiliates	2,382	—	—	(2,382)	—
Gain on extinguishment of debt	6,635	—	—	—	6,635
Equity in losses from consolidated subsidiaries	(222,811)	—	—	222,811	—
Other, net	(1,978)	(65)	(170)	—	(2,213)

	(339,158)	(741)	(21,591)	222,811	(138,679)

Income (loss) before income taxes	(339,160)	29,373	(322,775)	286,275	(346,287)
Income tax benefit	—	(7,077)	(50)	—	(7,127)

Net income (loss)	$(339,160)	$36,450	$(322,725)	$286,275	$(339,160)

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2016

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flow from operating activities:
Net loss	$(1,347,746)	$(149,634)	$(1,124,819)	$1,274,453	$(1,347,746)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	—	108,045	58,843	(2,830)	164,058
Impairment of long-lived assets	—	129,703	1,030,588	(6,387)	1,153,904
Unit-based compensation expenses	—	12,425	—	—	12,425
Amortization and write-off of deferred financing fees	4,676	—	182	—	4,858
(Gains) losses on sale of assets and other, net	—	2,226	(310)	—	1,916
Equity in losses from consolidated subsidiaries	1,265,236	—	—	(1,265,236)	—
Deferred income taxes	—	9,422	(2)	—	9,420
Derivatives activities:
Total (gains) losses	—	(109,454)	2,861	—	(106,593)
Cash settlements	—	334,712	9,011	—	343,723
Changes in assets and liabilities:
Decrease in accounts receivable – trade, net	—	25,815	5,298	—	31,113
(Increase) decrease in accounts receivable – affiliates	49,034	(41,897)	—	(7,137)	—
Increase in other assets	—	(8,225)	(64)	—	(8,289)
Decrease in accounts payable and accrued expenses	(36)	(594)	(13,897)	—	(14,527)
Increase (decrease) in accounts payable and accrued expenses – affiliates	—	(49,034)	41,897	7,137	—
Increase (decrease) in other liabilities	56,876	(21,163)	11,053	—	46,766

Net cash provided by operating activities	28,040	242,347	20,641	—	291,028

Cash flow from investing activities:
Development of oil and natural gas properties	—	(70,407)	(11,019)	—	(81,426)
Purchases of other property and equipment	—	(6,404)	(3,327)	—	(9,731)
Change in notes receivable with affiliate	12,400	—	—	(12,400)	—
Proceeds from sale of properties and equipment and other	(918)	638	16	—	(264)

Net cash provided by (used in) investing activities	11,482	(76,173)	(14,330)	(12,400)	(91,421)

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flow from financing activities:
Proceeds from borrowings	978,500	—	—	—	978,500
Repayments of debt	(100,000)	—	—	—	(100,000)
Financing fees and offering costs	(32)	—	—	—	(32)
Change in notes payable with affiliate	—	(12,400)	—	12,400	—
Other	(1,249)	(19,438)	—	—	(20,687)

Net cash provided by (used in) financing activities	877,219	(31,838)	—	12,400	857,781

Net increase in cash and cash equivalents	916,741	134,336	6,311	—	1,057,388
Cash and cash equivalents:
Beginning	1,073	72	1,023	—	2,168

Ending	$917,814	$134,408	$7,334	$—	$1,059,556

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2015

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flow from operating activities:
Net income (loss)	$(339,160)	$36,450	$(322,725)	$286,275	$(339,160)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	—	140,699	72,979	1,336	215,014
Impairment of long-lived assets	—	325,417	272,000	(64,800)	532,617
Unit-based compensation expenses	—	20,510	—	—	20,510
Gain on extinguishment of debt	(6,635)	—	—	—	(6,635)
Amortization and write-off of deferred financing fees	6,453	—	259	—	6,712
Gains on sale of assets and other, net	—	(5,243)	(1,857)	—	(7,100)
Equity in losses from consolidated subsidiaries	222,811	—	—	(222,811)	—
Deferred income taxes	—	(7,108)	(50)	—	(7,158)
Derivatives activities:
Total gains	—	(421,514)	(2,341)	—	(423,855)
Cash settlements	—	254,569	27,513	—	282,082
Changes in assets and liabilities:
Decrease in accounts receivable – trade, net	21,921	96,917	16,392	—	135,230
(Increase) decrease in accounts receivable – affiliates	17,082	(19,856)	—	2,774	—
Increase in other assets	—	(8,521)	(3,878)	—	(12,399)
Decrease in accounts payable and accrued expenses	(290)	(3,844)	(25,734)	—	(29,868)
Increase (decrease) in accounts payable and accrued expenses – affiliates	—	(17,082)	19,856	(2,774)	—
Increase (decrease) in other liabilities	42,695	(24,057)	(9,925)	—	8,713

Net cash provided by (used in) operating activities	(35,123)	367,337	42,489	—	374,703

Cash flow from investing activities:
Development of oil and natural gas properties	—	(263,209)	(1,609)	—	(264,818)
Purchases of other property and equipment	—	(11,309)	(1,092)	—	(12,401)
Investment in affiliates	43,778	—	—	(43,778)	—
Change in notes receivable with affiliate	(16,400)	—	—	16,400	—
Proceeds from sale of properties and equipment and other	(1,121)	24,808	3,813	—	27,500

Net cash provided by (used in) investing activities	26,257	(249,710)	1,112	(27,378)	(249,719)

LINN ENERGY, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

	Linn Energy, LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
	(in thousands)
Cash flow from financing activities:
Proceeds from sale of units	15,900	—	—	—	15,900
Proceeds from borrowings	395,000	—	—	—	395,000
Repayments of debt	(280,287)	—	—	—	(280,287)
Distributions to unitholders	(104,815)	—	—	—	(104,815)
Financing fees and offering costs	(453)	—	—	—	(453)
Change in notes payable with affiliate	—	16,400	—	(16,400)	—
Distribution to affiliate	—	—	(43,778)	43,778	—
Excess tax benefit from unit-based compensation	(8,867)	—	—	—	(8,867)
Other	(3,786)	(91,188)	15	—	(94,959)

Net cash provided by (used in) financing activities	12,692	(74,788)	(43,763)	27,378	(78,481)

Net increase (decrease) in cash and cash equivalents	3,826	42,839	(162)	—	46,503
Cash and cash equivalents:
Beginning	38	185	1,586	—	1,809

Ending	$3,864	$43,024	$1,424	$—	$48,312

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes included in this Quarterly Report on Form 10-Q and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The following discussion contains forward-looking statements based on expectations, estimates and assumptions. Actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, credit and capital market conditions, regulatory changes and other uncertainties, as well as those factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” below and in Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Annual Report.

When referring to Linn Energy, LLC (“LINN Energy” or the “Company”), the intent is to refer to LINN Energy and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made. The reference to “Berry” herein refers to Berry Petroleum Company, LLC, which is an indirect 100% wholly owned subsidiary of LINN Energy. The reference to “LinnCo” herein refers to LinnCo, LLC, which is an affiliate of LINN Energy.

The reference to a “Note” herein refers to the accompanying Notes to Condensed Consolidated Financial Statements contained in Item 1. “Financial Statements.”

Executive Overview

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas company that began operations in March 2003 and completed its initial public offering in January 2006. The Company’s properties are located in eight operating regions in the United States (“U.S.”):

•	Rockies, which includes properties located in Wyoming (Green River, Washakie and Powder River basins), Utah (Uinta Basin), North Dakota (Williston Basin) and Colorado (Piceance Basin);

•	Hugoton Basin, which includes properties located in Kansas, the Oklahoma Panhandle and the Shallow Texas Panhandle;

•	California, which includes properties located in the San Joaquin Valley and Los Angeles basins;

•	Mid-Continent, which includes Oklahoma properties located in the Anadarko and Arkoma basins, as well as waterfloods in the Central Oklahoma Platform;

•	TexLa, which includes properties located in east Texas and north Louisiana;

•	Permian Basin, which includes properties located in west Texas and southeast New Mexico;

•	Michigan/Illinois, which includes properties located in the Antrim Shale formation in north Michigan and oil properties in south Illinois; and

•	South Texas.

Results for the three months ended March 31, 2016, included the following:

•	oil, natural gas and NGL sales of approximately $283 million compared to $451 million for the first quarter of 2015;

•	average daily production of approximately 1,113 MMcfe/d compared to 1,201 MMcfe/d for the first quarter of 2015;

•	net loss of approximately $1.3 billion compared to $339 million for the first quarter of 2015;

•	net cash provided by operating activities of approximately $291 million compared to $375 million for the first quarter of 2015;

•	capital expenditures, excluding acquisitions, of approximately $37 million compared to $197 million for the first quarter of 2015; and

•	73 wells drilled (72 successful) compared to 196 wells drilled (all successful) for the first quarter of 2015.

Process to Explore Strategic Alternatives Related to the Company’s Capital Structure

In February 2016, the Company announced that it had initiated a process to explore strategic alternatives to strengthen its balance sheet and maximize the value of the Company. The Company’s Board of Directors and management are in the process of evaluating strategic alternatives to help provide the Company with financial stability, but no assurance can be given as to the outcome or timing of this process. The Company has retained Lazard as its financial advisor and Kirkland & Ellis LLP as its legal advisor to assist the Board of Directors and management team with the strategic review process.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Voluntary Reorganization Under Chapter 11

On May 11, 2016, the Company and certain of the Company’s direct and indirect subsidiaries (collectively with the Company, the “LINN Debtors”), LinnCo and Berry (collectively with the LINN Debtors and LinnCo, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases.

Prior to the filing of the Bankruptcy Petitions, on May 10, 2016, the Debtors entered into a restructuring support agreement (“Restructuring Support Agreement”) with certain holders (“Consenting Creditors”) collectively holding or controlling at least 66.67% by aggregate outstanding principal amounts under (i) the Company’s Sixth Amended and Restated Credit Agreement (“LINN Credit Facility”) and (ii) Berry’s Second Amended and Restated Credit Agreement (“Berry Credit Facility”).

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment of the Debtors and the Consenting Creditors to support a comprehensive restructuring of the Debtors’ long-term debt (“Restructuring Transactions”). The Restructuring Transactions will be effectuated through one or more plans of reorganization (“Plan”) to be filed in cases commenced under Chapter 11 of the Bankruptcy Code.

The Company expects ordinary-course operations to continue substantially uninterrupted during and after the Chapter 11 proceedings. The Restructuring Support Agreement provides that the Consenting Creditors will support the use of the LINN Debtors’ and Berry’s cash collateral under specified terms and conditions, including adequate protection terms.

Certain principal terms of the Plan are outlined below. See Item 1A. “Risk Factors” for risks relating to Chapter 11 proceedings, including the risk that the Company may not be able to obtain confirmation of a Chapter 11 plan of reorganization.

•	Claims under the LINN Credit Facility will receive participation in a new Company $2.2 billion reserve-based and term loan credit facility, as described further below (“New LINN Exit Facility”), and payment of the remainder of claims under the LINN Credit Facility (if any) in cash or, to the extent not viable, a later-agreed-upon alternative consideration.

•	The Company’s 12.00% senior secured second lien notes due December 2020 (“Second Lien Notes”) will be allowed as a $2.0 billion unsecured claim consistent with the settlement agreement, dated April 4, 2016, entered into between the Company and certain holders of the Second Lien Notes.

•	Unsecured claims against the LINN Debtors, including under the Second Lien Notes and the Company’s unsecured notes, will convert to equity in the reorganized Company or reorganized LinnCo (“New LINN Common Stock”) in to-be-determined allocations.

•	The Restructuring Support Agreement contemplates that Berry will separate from the LINN Debtors under the Plan. Claims under the Berry Credit Facility will receive participation in a new Berry exit facility, if any, and a to-be-determined allocation of equity in reorganized Berry (“New Berry Common Stock”).

•	Unsecured claims against Berry, including under Berry’s unsecured notes, will receive a to-be-determined allocation of New Berry Common Stock up to the full amount of Berry’s unencumbered collateral and/or collateral value in excess of amounts outstanding under the Berry Credit Facility.

•	Cash payments under the Plan may be funded by rights offerings or other new-money investments. The Restructuring Support Agreement contemplates that Berry may undertake a marketing process for the opportunity to sponsor its Plan.

•	All existing equity interests of the Company, LinnCo and Berry will be extinguished without recovery.

The New LINN Exit Facility will consist of (i) a term loan in the amount of $800 million (“New LINN Term Loan”) and (ii) a revolving loan in the initial amount of $1.4 billion (“New LINN Revolving Loan”). The New LINN Term Loan will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the closing date, with interest payable at LIBOR plus 7.50% and amortized principal payments payable quarterly, beginning March 31, 2017. The New LINN Revolving Loan will be composed of two tranches as follows: (a) a conforming tranche with an initial amount of $1.2 billion subject to the borrowing base (“Conforming Tranche”) and (b) a non-conforming tranche with an initial amount of $200 million (“Non-Conforming Tranche”). The Conforming Tranche will mature on the earlier of June 30, 2021, or the day prior to the fourth anniversary of the closing date, with an interest rate of LIBOR plus 3.50%. The Non-Conforming Tranche will mature on the

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

earlier of December 31, 2020, or the day prior to the date that is three years and six months after the closing date, with an interest rate of LIBOR plus 5.50%. The New LINN Exit Facility is subject to a variety of other terms and conditions including conditions precedent to funding, financial covenants and various other covenants and representations and warranties.

The Plan will provide for the establishment of a customary management incentive plan at the Company and Berry under which no less than 10% of the New LINN Common Stock and New Berry Common Stock, respectively, will be reserved for grants made from time to time to the officers and other key employees of the respective reorganized entities. The Plan will provide for releases of specified claims held by the Debtors, the Consenting Creditors and certain other specified parties against one another and for customary exculpations and injunctions.

The Restructuring Support Agreement obligates the Debtors and the Consenting Creditors to, among other things, support and not interfere with consummation of the Restructuring Transactions and, as to the Consenting Creditors, vote their claims in favor of the Plan. The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including the failure to meet specified milestones relating to the filing, confirmation and consummation of the Plan, among other requirements, and in the event of certain breaches by the parties under the Restructuring Support Agreement. The Restructuring Support Agreement is subject to termination if the effective date of the Plan has not occurred within 250 days of the bankruptcy filing. There can be no assurances that the Restructuring Transactions will be consummated.

Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the date of the Bankruptcy Petitions. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults on the Debtors’ debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.

For the duration of the Company’s Chapter 11 proceedings, the Company’s operations and ability to develop and execute its business plan are subject to the risks and uncertainties associated with the Chapter 11 process as described in Item 1A. “Risk Factors.” As a result of these risks and uncertainties, the number of the Company’s units and unitholders, assets, liabilities, officers and/or directors could be significantly different following the outcome of the Chapter 11 proceedings, and the description of the Company’s operations, properties and capital plans included in this quarterly report may not accurately reflect its operations, properties and capital plans following the Chapter 11 process.

In particular, subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assign or reject certain executory contracts and unexpired leases subject to the approval of the Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtors’ estate for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Accordingly, any description of an executory contract or unexpired lease with the Debtor in this quarterly report, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.

Ability to Continue as a Going Concern

Continued low commodity prices are expected to result in significantly lower levels of cash flow from operating activities in the future and have limited the Company’s ability to access the capital markets. In addition, each of the Company’s Credit Facilities is subject to scheduled redeterminations of its borrowing base, semi-annually in April and October, based primarily on reserve reports using lender commodity price expectations at such time. The lenders under the Credit Facilities agreed to defer the April 2016 borrowing base redeterminations to May 11, 2016. Continued low commodity prices, reductions in the

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Company’s capital budget and the resulting reserve write-downs, along with the termination of the Company’s hedges, are expected to adversely impact upcoming redeterminations and will likely have a significant negative impact on the Company’s liquidity. The Company’s filing of the Bankruptcy Petitions described above accelerated the Company’s obligations under its Credit Facilities, its Second Lien Notes and its senior notes.

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described above raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty. If the Company cannot continue as a going concern, adjustments to the carrying values and classification of its assets and liabilities and the reported amounts of income and expenses could be required and could be material.

In order to decrease the Company’s level of indebtedness and maintain the Company’s liquidity at levels sufficient to meet its commitments, the Company has undertaken a number of actions, including minimizing capital expenditures and further reducing its recurring operating expenses. The Company believes that even after taking these actions, it will not have sufficient liquidity to satisfy its debt service obligations, meet other financial obligations and comply with its debt covenants. As previously disclosed, the Company has engaged financial and legal advisors to assist with, among other things, analyzing various strategic alternatives to address its liquidity and capital structure. The Company believes a filing under Chapter 11 may provide the most expeditious manner in which to effect a capital structure solution. There can be no assurances that the Company will be able to reorganize its capital structure on terms acceptable to the Company, its creditors, or at all.

As of March 31, 2016, the Company was in default under certain of its debt instruments, which have subsequently been cured or a forbearance has been received. The Company’s filing of the Bankruptcy Petitions described above constitutes an event of default that accelerated the Company’s obligations under its Credit Facilities, its Second Lien Notes and its senior notes. Additionally, other events of default, including cross-defaults, are present, including the failure to make interest payments on certain of its senior notes and the receipt of a going concern explanatory paragraph from the Company’s independent registered public accounting firm on the Company’s consolidated financial statements for the year ended December 31, 2015. Under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of an event of default. See Note 6 for additional details about the Company’s debt.

Covenant Violations

Credit Facilities

The Company’s Credit Facilities contain the requirement to deliver audited consolidated financial statements without a going concern or like qualification or exception. Consequently, the filing of the Company’s 2015 Annual Report on Form 10-K which included such explanatory paragraph resulted in a default under the LINN Credit Facility as of the filing date, March 15, 2016, subject to a 30 day grace period.

On April 12, 2016, the Company entered into amendments to both the LINN Credit Facility and Berry Credit Facility. The amendments provided for, among other things, an agreement that (i) certain events (the “Specified Events”) would not become defaults or events of default until May 11, 2016, (ii) the borrowing bases would remain constant until May 11, 2016, unless reduced as a result of swap agreement terminations or collateral sales and (iii) the Company, the administrative agent and the lenders would negotiate in good faith the terms of a restructuring support agreement in furtherance of a restructuring of the capital structure of the Company and its subsidiaries. In addition, the amendment to the Berry Credit Facility provided Berry with access to $45 million in cash that was previously restricted in order to fund ordinary course operations.

Pursuant to the terms of the foregoing amendments and as a result of the execution of the Restructuring Support Agreement, the Company made a $350 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility.

Pursuant to the amendments, the Specified Events are:

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on the Company’s consolidated financial statements for the year ended December 31, 2015;

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

•	The receipt of a going concern qualification or explanatory statement in the auditors’ report on Berry’s financial statements for the year ended December 31, 2015;

•	The failure of the Company or Berry to make certain interest payments on their unsecured notes;

•	Any cross-defaults that may arise on account of any of the foregoing, provided that no event of default is continuing under any document giving rise to such cross default; and

•	Any failure to provide notice of any of the events described above.

The amendment to the Berry Credit Facility also includes the Specified Event of the failure to maintain the ratio of Adjusted EBITDAX to Interest Expense (as each term is defined in the Berry Credit Facility) (“Interest Coverage Ratio”).

As a condition to closing the amendments, (a) the Company made a $100 million permanent repayment of a portion of the borrowings outstanding under the LINN Credit Facility and (b) the Company and certain of its subsidiaries provided control agreements over certain deposit accounts.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Credit Facilities. However, under the Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of the default.

Second Lien Notes

The indenture governing the Second Lien Notes (“Second Lien Indenture”) required the Company to deliver mortgages by February 18, 2016, subject to a 45 day grace period. The Company elected to exercise its right to the grace period, which resulted in the Company being in default under the Second Lien Indenture.

On April 4, 2016, the Company entered into a settlement agreement with certain holders of the Second Lien Notes and agreed to deliver, and make arrangements for recordation of, the mortgages. The Company has since delivered and made arrangements for recordation of the mortgages and is no longer in default under the Second Lien Indenture.

The settlement agreement provides that the parties will commence good faith negotiations with each other regarding the terms of a potential comprehensive and consensual restructuring, including a potential restructuring under a Chapter 11 plan of reorganization. If the parties are unable to reach agreement on the terms of a consensual restructuring on or before the date on which such Chapter 11 proceedings are commenced (or such later date as mutually agreed to by the parties), the parties will support entry by the bankruptcy court of a settlement order that, among other things, (i) approves the issuance of additional notes, in the principal amount of $1.0 billion plus certain accrued interest, on a proportionate basis to existing holders of the Second Lien Notes and (ii) releases the mortgages and other collateral upon the issuance of the additional notes (the “Settlement Order”).

The settlement agreement terminates upon, among other events, (i) the expiration of 91 days after effectiveness of the settlement agreement, unless the Company has commenced Chapter 11 proceedings, or (ii) entry by the bankruptcy court of a final, non-appealable order denying the Company’s motion seeking entry of the Settlement Order.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Second Lien Indenture. However, under the Bankruptcy Code, holders of the Second Lien Notes are stayed from taking any action against the Company as a result of the default.

Senior Notes

The Company deferred making interest payments totaling approximately $60 million due March 15, 2016, including approximately $30 million on LINN Energy’s 7.75% senior notes due February 2021, approximately $12 million on LINN Energy’s 6.50% senior notes due September 2021 and approximately $18 million on Berry’s 6.375% senior notes due September 2022, which resulted in the Company being in default under these senior notes. The indentures governing each of the applicable series of notes permit the Company a 30 day grace period to make the interest payments.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

On April 14, 2016, within the 30 day interest payment grace period provided for in the indentures governing the notes, the Company and Berry made interest payments of approximately $60 million in satisfaction of their respective obligations.

Furthermore, the Company decided to defer making interest payments of approximately $31 million due April 15, 2016, on LINN Energy’s 8.625% senior notes due April 2020, and interest payments due May 1, 2016, of approximately $18 million on LINN Energy’s 6.25% senior notes due November 2019 and approximately $9 million on Berry’s 6.75% senior notes due November 2020, which, as of the payment due dates, resulted in the Company being in default under these senior notes. The indentures governing each of the applicable series of notes permit the Company a 30 day grace period to make the interest payments.

The filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the indentures governing the senior notes. However, under the Bankruptcy Code, holders of the senior notes are stayed from taking any action against the Company as a result of the default.

Commodity Derivatives

In April 2016 and May 2016, in connection with the Company’s restructuring efforts, the Company canceled (prior to the contract settlement dates) all of its derivative contracts (with the exception of Berry’s current remaining 26,108 MMMBtu of natural gas basis swaps for 2016) for net cash proceeds of approximately $1.2 billion. All net cash proceeds received were used to make permanent repayments of a portion of the borrowings outstanding under the LINN Credit Facility. Berry’s derivative contracts may be terminated unilaterally by the counterparty as a result of the bankruptcy filing or, if not automatically terminated, Berry may elect to monetize or terminate its derivative contracts.

Offer to Exchange LINN Energy Units for LinnCo Shares

In March 2016, LinnCo filed a Registration Statement on Form S-4 related to an offer to exchange each outstanding unit representing limited liability company interests of LINN Energy for one common share representing limited liability company interests of LinnCo. In April 2016, LinnCo extended the offer to April 25, 2016. The offer expired on April 25, 2016, and on April 26, 2016, LinnCo commenced a subsequent offering period that will expire on May 23, 2016, unless extended. During April 2016, 104,719,468 LINN Energy units were exchanged for an equal number of LinnCo shares. As a result of the exchange of LINN Energy units for LinnCo shares, LinnCo’s ownership of LINN Energy’s outstanding units increased from approximately 36% to approximately 66% as of April 30, 2016.

2016 Oil and Natural Gas Capital Budget

For 2016, the Company estimates its total capital expenditures, excluding acquisitions, will be approximately $300 million, including approximately $210 million related to its oil and natural gas capital program and approximately $75 million related to its plant and pipeline capital. The 2016 budget contemplates continued low commodity prices and is under continuous review and subject to ongoing adjustments. The Company expects to fund its capital expenditures primarily from net cash provided by operating activities; however, there is uncertainty regarding the Company’s liquidity as discussed above. In addition, at this level of capital spending, the Company expects its total reserves to decline.

Financing Activities

See above and Note 6 for a description of the amendments to the Credit Facilities entered into in April 2016. In addition, in April 2016 and May 2016, the Company made approximately $1.7 billion in permanent repayments of a portion of the borrowings outstanding under the LINN Credit Facility. As of May 12, 2016, total borrowings outstanding (including outstanding letters of credit) under the LINN Credit Facility were approximately $1.9 billion with no remaining availability. Total borrowings outstanding under the Berry Credit Facility were approximately $899 million with less than $1 million available.

In February 2016, the Company borrowed approximately $919 million under the LINN Credit Facility, which represented the remaining undrawn amount that was available under the LINN Credit Facility, the proceeds of which were deposited in an unencumbered account with a bank that is not a lender under either the LINN or Berry Credit Facility. These funds are intended to be used for general corporate purposes.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Results of Operations

Three Months Ended March 31, 2016, Compared to Three Months Ended March 31, 2015

	Three Months Ended March 31,
	2016	2015	Variance
	(in thousands)
Revenues and other:
Natural gas sales	$110,397	$172,096	$(61,699)
Oil sales	144,461	235,237	(90,776)
NGL sales	28,457	43,236	(14,779)

Total oil, natural gas and NGL sales	283,315	450,569	(167,254)
Gains on oil and natural gas derivatives	109,961	424,781	(314,820)
Marketing and other revenues	21,491	41,197	(19,706)

	414,767	916,547	(501,780)

Expenses:
Lease operating expenses	137,645	173,021	(35,376)
Transportation expenses	54,923	53,540	1,383
Marketing expenses	12,288	28,841	(16,553)
General and administrative expenses (1)	86,529	78,968	7,561
Exploration costs	2,693	396	2,297
Depreciation, depletion and amortization	164,058	215,014	(50,956)
Impairment of long-lived assets	1,153,904	532,617	621,287
Taxes, other than income taxes	34,067	54,045	(19,978)
(Gains) losses on sale of assets and other, net	1,077	(12,287)	13,364

	1,647,184	1,124,155	523,029

Other income and (expenses)	(105,085)	(138,679)	33,594

Loss before income taxes	(1,337,502)	(346,287)	(991,215)
Income tax expense (benefit)	10,244	(7,127)	17,371

Net loss	$(1,347,746)	$(339,160)	$(1,008,586)

(1)	General and administrative expenses for the three months ended March 31, 2016, and March 31, 2015, include approximately $9 million and $17 million, respectively, of noncash unit-based compensation expenses.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

	Three Months Ended March 31,
	2016	2015	Variance
Average daily production:
Natural gas (MMcf/d)	616	651	(5)%
Oil (MBbls/d)	55.1	62.8	(12)%
NGL (MBbls/d)	27.9	28.8	(3)%
Total (MMcfe/d)	1,113	1,201	(7)%
Weighted average prices: (1)
Natural gas (Mcf)	$1.97	$2.94	(33)%
Oil (Bbl)	$28.83	$41.65	(31)%
NGL (Bbl)	$11.23	$16.69	(33)%
Average NYMEX prices:
Natural gas (MMBtu)	$2.09	$2.98	(30)%
Oil (Bbl)	$33.45	$48.64	(31)%
Costs per Mcfe of production:
Lease operating expenses	$1.36	$1.60	(15)%
Transportation expenses	$0.54	$0.50	8%
General and administrative expenses (2)	$0.85	$0.73	16%
Depreciation, depletion and amortization	$1.62	$1.99	(19)%
Taxes, other than income taxes	$0.34	$0.50	(32)%

(1)	Does not include the effect of gains (losses) on derivatives.
(2)	General and administrative expenses for the three months ended March 31, 2016, and March 31, 2015, include approximately $9 million and $17 million, respectively, of noncash unit-based compensation expenses.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Revenues and Other

Oil, Natural Gas and NGL Sales

Oil, natural gas and NGL sales decreased by approximately $168 million or 37% to approximately $283 million for the three months ended March 31, 2016, from approximately $451 million for the three months ended March 31, 2015, due to lower oil, natural gas and NGL prices and lower production volumes. Lower oil, natural gas and NGL prices resulted in a decrease in revenues of approximately $64 million, $54 million and $14 million, respectively.

Average daily production volumes decreased to approximately 1,113 MMcfe/d for the three months ended March 31, 2016, from 1,201 MMcfe/d for the three months ended March 31, 2015. Lower oil, natural gas and NGL production volumes resulted in a decrease in revenues of approximately $27 million, $8 million and $1 million, respectively.

The following table sets forth average daily production by region:

	Three Months Ended March 31,
	2016	2015	Variance
Average daily production (MMcfe/d):
Rockies	403	424	(21)	(5)%
Hugoton Basin	244	247	(3)	(2)%
California	169	191	(22)	(11)%
Mid-Continent	97	102	(5)	(5)%
TexLa	80	78	2	3%
Permian Basin	62	94	(32)	(34)%
Michigan/Illinois	30	31	(1)	(1)%
South Texas	28	34	(6)	(17)%

	1,113	1,201	(88)	(7)%

The decreases in average daily production volumes primarily reflect lower production volumes as a result of reduced development capital spending throughout the Company’s various operating regions, as well as marginal well shut-ins, driven by continued low commodity prices. The decrease in average daily production volumes in California also reflects recent operational challenges in the Company’s Diatomite development program, where the Company is pursuing various remedies to address wells performance and has temporarily curtailed capital spending in this program. The decrease in average daily production volumes in the Permian Basin region also reflects lower production volumes as a result of the Howard County assets sale on August 31, 2015.

Gains on Oil and Natural Gas Derivatives

Gains on oil and natural gas derivatives were approximately $110 million and $425 million for the three months ended March 31, 2016, and March 31, 2015, respectively, representing a decrease of approximately $315 million. Gains on oil and natural gas derivatives decreased primarily due to changes in fair value of the derivative contracts, and the comparison from period to period is impacted by the declining maturity schedule of the Company’s hedges. The fair value on unsettled derivative contracts changes as future commodity price expectations change compared to the contract prices on the derivatives. If the expected future commodity prices increase compared to the contract prices on the derivatives, losses are recognized; and if the expected future commodity prices decrease compared to the contract prices on the derivatives, gains are recognized.

During the three months ended March 31, 2016, the Company had commodity derivative contracts for approximately 88% of its natural gas production and 73% of its oil production. During the three months ended March 31, 2015, the Company had commodity derivative contracts for approximately 80% of its natural gas production and 70% of its oil production. The Company does not hedge the portion of natural gas production used to economically offset natural gas consumption related to its heavy oil development operations in California.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

The Company determines the fair value of its oil and natural gas derivatives utilizing pricing models that use a variety of techniques, including market quotes and pricing analysis. See Item 3. “Quantitative and Qualitative Disclosures About Market Risk” and Note 7 and Note 8 for additional details about the Company’s commodity derivatives. For information about the Company’s credit risk related to derivative contracts, see “Counterparty Credit Risk” under “Liquidity and Capital Resources” below.

Marketing and Other Revenues

Marketing revenues represent third-party activities associated with company-owned gathering systems, plants and facilities. Marketing and other revenues decreased by approximately $20 million or 48% to approximately $21 million for the three months ended March 31, 2016, from approximately $41 million for the three months ended March 31, 2015. The decrease was primarily due to lower revenues generated by the Jayhawk natural gas processing plant in Kansas, principally driven by a change in contract terms, and lower electricity sales revenues generated by the Company’s California cogeneration facilities.

Expenses

Lease Operating Expenses

Lease operating expenses include expenses such as labor, field office, vehicle, supervision, maintenance, tools and supplies, and workover expenses. Lease operating expenses decreased by approximately $35 million or 20% to approximately $138 million for the three months ended March 31, 2016, from approximately $173 million for the three months ended March 31, 2015. The decrease was primarily due to cost savings initiatives, as well as a decrease in steam costs caused by lower prices for natural gas used in steam generation and a decrease in steam injection volumes. Lease operating expenses per Mcfe also decreased to $1.36 per Mcfe for the three months ended March 31, 2016, from $1.60 per Mcfe for the three months ended March 31, 2015.

Transportation Expenses

Transportation expenses increased by approximately $1 million or 3% to approximately $55 million for the three months ended March 31, 2016, from approximately $54 million for the three months ended March 31, 2015. The increase was primarily due to higher costs from nonoperated properties in the Rockies region. Transportation expenses per Mcfe also increased to $0.54 per Mcfe for the three months ended March 31, 2016, from $0.50 per Mcfe for the three months ended March 31, 2015.

Marketing Expenses

Marketing expenses represent third-party activities associated with company-owned gathering systems, plants and facilities. Marketing expenses decreased by approximately $17 million or 57% to approximately $12 million for the three months ended March 31, 2016, from approximately $29 million for the three months ended March 31, 2015. The decrease was primarily due to lower expenses associated with the Jayhawk natural gas processing plant in Kansas, principally driven by a change in contract terms.

General and Administrative Expenses

General and administrative expenses are costs not directly associated with field operations and reflect the costs of employees including executive officers, related benefits, office leases and professional fees. General and administrative expenses increased by approximately $8 million or 10% to approximately $87 million for the three months ended March 31, 2016, from approximately $79 million for the three months ended March 31, 2015. The increase was primarily due to higher professional services expenses principally related to the Company’s strategic alternatives activities, partially offset by lower salaries and benefits related expenses and lower acquisition expenses. General and administrative expenses per Mcfe also increased to $0.85 per Mcfe for the three months ended March 31, 2016, from $0.73 per Mcfe for the three months ended March 31, 2015.

Exploration Costs

Exploration costs increased by approximately $2 million to approximately $3 million for the three months ended March 31, 2016, from approximately $396,000 for the three months ended March 31, 2015. The increase was primarily due to seismic data expenses associated with activities in the Mid-Continent region.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization decreased by approximately $51 million or 24% to approximately $164 million for the three months ended March 31, 2016, from approximately $215 million for the three months ended March 31, 2015. The decrease was primarily due to lower rates as a result of the impairments recorded in the prior year and lower total production volumes. Depreciation, depletion and amortization per Mcfe also decreased to $1.62 per Mcfe for the three months ended March 31, 2016, from $1.99 per Mcfe for the three months ended March 31, 2015.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Impairment of Long-Lived Assets

The Company recorded the following noncash impairment charges (before and after tax) associated with proved and unproved oil and natural gas properties:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
California region	$984,288	$207,200
Mid-Continent region	129,703	5,703
Rockies region	26,677	—
Hugoton Basin region	—	277,914
TexLa region	—	33,100
South Texas region	—	8,700

Proved oil and natural gas properties	1,140,668	532,617
California region unproved oil and natural gas properties	13,236	—

Impairment of long-lived assets	$1,153,904	$532,617

The impairment charges in 2016 were due to a decline in commodity prices, changes in expected capital development and a decline in the Company’s estimates of proved reserves. The impairment charges in 2015 were due to a decline in commodity prices.

Taxes, Other Than Income Taxes

	Three Months Ended March 31,
	2016	2015	Variance
	(in thousands)
Severance taxes	$8,579	$13,890	$(5,311)
Ad valorem taxes	22,024	34,116	(12,092)
California carbon allowances	3,449	6,151	(2,702)
Other	15	(112)	127

	$34,067	$54,045	$(19,978)

Taxes, other than income taxes decreased by approximately $20 million or 37% for the three months ended March 31, 2016, compared to the three months ended March 31, 2015. Severance taxes, which are a function of revenues generated from production, decreased primarily due to lower oil, natural gas and NGL prices and lower production volumes. Ad valorem taxes, which are based on the value of reserves and production equipment and vary by location, decreased primarily due to lower estimated valuations on certain of the Company’s properties. California carbon allowances decreased primarily due to lower anticipated emissions compliance obligations as a result of reduced capital spending levels and a decrease in steam injection volumes.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Other Income and (Expenses)

	Three Months Ended March 31,
	2016	2015	Variance
	(in thousands)
Interest expense, net of amounts capitalized	$(105,219)	$(143,101)	$37,882
Gain on extinguishment of debt	—	6,635	(6,635)
Other, net	134	(2,213)	2,347

	$(105,085)	$(138,679)	$33,594

Other income and (expenses) decreased by approximately $34 million for the three months ended March 31, 2016, compared to the three months ended March 31, 2015. Interest expense decreased primarily due to lower outstanding debt during the period and lower amortization of financing fees and expenses primarily related to the senior notes that were repurchased and exchanged during 2015, partially offset by a decrease in capitalized interest. In addition, for the three months ended March 31, 2015, the Company recorded a gain on extinguishment of debt of approximately $7 million as a result of the repurchases of a portion of the 8.625% senior notes due April 2020. See “Debt” under “Liquidity and Capital Resources” below for additional details.

The $1.0 billion in aggregate principal amount of Second Lien Notes issued in November 2015 were accounted for as a troubled debt restructuring, which requires that interest payments on the Second Lien Notes reduce the carrying value of the debt with no interest expense recognized. As a result, the Company’s reported interest expense will be significantly less than the contractual interest payments throughout the term of the Second Lien Notes. There were no interest payments made on the Second Lien Notes for the three months ended March 31, 2016, or for the year ended December 31, 2015.

Income Tax Expense (Benefit)

The Company is a limited liability company treated as a partnership for federal and state income tax purposes, with the exception of the state of Texas, in which income tax liabilities and/or benefits are passed through to its unitholders. Limited liability companies are subject to Texas margin tax. In addition, certain of the Company’s subsidiaries are Subchapter C-corporations subject to federal and state income taxes. The Company recognized income tax expense of approximately $10 million for the three months ended March 31, 2016, compared to an income tax benefit of approximately $7 million for the three months ended March 31, 2015. The income tax expense is primarily due to higher income from the Company’s taxable subsidiaries during the three months ended March 31, 2016, compared to the same period in 2015.

Net Loss

Net loss increased by approximately $1.0 billion to approximately $1.3 billion for the three months ended March 31, 2016, from approximately $339 million for the three months ended March 31, 2015. The increase was primarily due to higher impairment charges, lower gains on oil and natural gas derivatives and lower production revenues, partially offset by lower expenses, including interest. See discussion above for explanations of variances.

Liquidity and Capital Resources

The significant risks and uncertainties related to the Company’s liquidity and Chapter 11 proceedings described under “Executive Overview” raise substantial doubt about the Company’s ability to continue as a going concern.

As of March 31, 2016, the Company was in default under certain of its debt instruments, which have subsequently been cured or a forbearance has been received. The Company’s filing of the Bankruptcy Petitions described above constitutes an event of default that accelerated the Company’s obligations under its Credit Facilities, its Second Lien Notes and its senior notes. Additionally, other events of default, including cross-defaults, are present, including the failure to make interest payments on certain of its senior notes and the receipt of a going concern explanatory paragraph from the Company’s independent registered public accounting firm on the Company’s consolidated financial statements for the year ended December 31, 2015. Under the

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Bankruptcy Code, the creditors under these debt agreements are stayed from taking any action against the Company as a result of an event of default. See above under “Executive Overview – Voluntary Reorganization Under Chapter 11” for a description of these and other developments.

In order to decrease the Company’s level of indebtedness and maintain the Company’s liquidity at levels sufficient to meet its commitments, the Company has undertaken a number of actions, including minimizing capital expenditures and further reducing its recurring operating expenses. The Company believes that even after taking these actions, it will not have sufficient liquidity to satisfy its debt service obligations, meet other financial obligations and comply with its debt covenants. As previously disclosed, the Company has engaged financial and legal advisors to assist with, among other things, analyzing various strategic alternatives to address its liquidity and capital structure. The Company believes a filing under Chapter 11 may provide the most expeditious manner in which to effect a capital structure solution. There can be no assurances that the Company will be able to reorganize its capital structure on terms acceptable to the Company, its creditors, or at all.

Although the Company believes its cash flow from operations and cash on hand will be adequate to meet the operating costs of its existing business, there are no assurances that the Company’s cash flow from operations and cash on hand will be sufficient to continue to fund its operations or to allow the Company to continue as a going concern until a Chapter 11 plan is confirmed by the bankruptcy court or other alternative restructuring transaction is approved by the bankruptcy court and consummated. The Company’s long-term liquidity requirements, the adequacy of its capital resources and its ability to continue as a going concern are difficult to predict at this time and ultimately cannot be determined until a Chapter 11 plan has been confirmed, if at all, by the bankruptcy court.

The Company has utilized funds from debt and equity offerings, borrowings under its Credit Facilities and net cash provided by operating activities for capital resources and liquidity. To date, the primary use of capital has been for acquisitions and the development of oil and natural gas properties. For the three months ended March 31, 2016, the Company’s total capital expenditures, excluding acquisitions, were approximately $37 million.

See below for details regarding capital expenditures for the periods presented:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Oil and natural gas	$30,512	$182,973
Plant and pipeline	3,776	2,253
Other	3,007	11,561

Capital expenditures, excluding acquisitions	$37,295	$196,787

For 2016, the Company estimates its total capital expenditures, excluding acquisitions, will be approximately $300 million, including approximately $210 million related to its oil and natural gas capital program and approximately $75 million related to its plant and pipeline capital. This estimate is under continuous review and subject to ongoing adjustments. The Company expects to fund its capital expenditures primarily from net cash provided by operating activities; however, there is uncertainty regarding the Company’s liquidity as discussed above.

In February 2016, the Company borrowed approximately $919 million under the LINN Credit Facility, which represented the remaining undrawn amount that was available under the LINN Credit Facility, the proceeds of which were deposited in an unencumbered account with a bank that is not a lender under either the LINN or Berry Credit Facility. As of March 31, 2016, there was less than $1 million of available borrowing capacity under the Credit Facilities.

As the Company pursues growth, it continually monitors the capital resources available to meet future financial obligations and planned capital expenditures. The Company’s future success in growing reserves and production volumes will be highly dependent on the capital resources available and its success in drilling for or acquiring additional reserves. The Company actively reviews acquisition opportunities on an ongoing basis. If the Company were to make significant additional acquisitions for cash, it would need to borrow additional amounts under its Credit Facilities, if available, or obtain additional

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

debt or equity financing. The Company’s Credit Facilities and indentures governing its senior notes impose certain restrictions on the Company’s ability to obtain additional debt financing. See Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q and in the Annual Report on Form 10-K for the year ended December 31, 2015, for risks relating to liquidity and Chapter 11 proceedings.

Statements of Cash Flows

The following is a comparative cash flow summary:

	Three Months Ended March 31,
	2016	2015	Variance
	(in thousands)
Net cash:
Provided by operating activities	$291,028	$374,703	$(83,675)
Used in investing activities	(91,421)	(249,719)	158,298
Provided by (used in) financing activities	857,781	(78,481)	936,262

Net increase in cash and cash equivalents	$1,057,388	$46,503	$1,010,885

Operating Activities

Cash provided by operating activities for the three months ended March 31, 2016, was approximately $291 million, compared to approximately $375 million for the three months ended March 31, 2015. The decrease was primarily due to lower production related revenues principally due to lower commodity prices and lower production volumes, partially offset by higher cash settlements on derivatives and lower expenses.

Investing Activities

The following provides a comparative summary of cash flow from investing activities:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash flow from investing activities:
Capital expenditures	$(91,157)	$(277,219)
Proceeds from sale of properties and equipment and other	(264)	27,500

	$(91,421)	$(249,719)

The primary use of cash in investing activities is for the development of the Company’s oil and natural gas properties. Capital expenditures decreased primarily due to lower spending on development activities throughout the Company’s various operating regions as a result of continued low commodity prices. The Company made no acquisitions of properties during the three months ended March 31, 2016, or March 31, 2015.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Financing Activities

Cash provided by financing activities for the three months ended March 31, 2016, was approximately $858 million, compared to cash used in financing activities of approximately $78 million for the three months ended March 31, 2015. During the three months ended March 31, 2016, the Company borrowed approximately $979 million under the LINN Credit Facility, including approximately $919 million in February 2016 which represented the remaining undrawn amount that was available.

The following provides a comparative summary of proceeds from borrowings and repayments of debt:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Proceeds from borrowings:
LINN Credit Facility	$978,500	$395,000

	$978,500	$395,000

Repayments of debt:
LINN Credit Facility	$(100,000)	$(215,000)
Senior notes	—	(65,287)

	$(100,000)	$(280,287)

Debt

The following summarizes the Company’s outstanding debt:

	March 31, 2016	December 31, 2015
	(in thousands, except percentages)
LINN credit facility	$3,093,500	$2,215,000
Berry credit facility	873,175	873,175
Term loan	500,000	500,000
6.50% senior notes due May 2019	562,234	562,234
6.25% senior notes due November 2019	581,402	581,402
8.625% senior notes due April 2020	718,596	718,596
6.75% Berry senior notes due November 2020	261,100	261,100
12.00% senior secured second lien notes due December 2020 (1)	1,000,000	1,000,000
Interest payable on senior secured second lien notes due December 2020 (1)	608,333	608,333
7.75% senior notes due February 2021	779,474	779,474
6.50% senior notes due September 2021	381,423	381,423
6.375% Berry senior notes due September 2022	572,700	572,700
Net unamortized discounts and premiums	(8,318)	(8,694)
Net unamortized deferred financing fees	(35,477)	(37,374)

Total debt, net	9,888,142	9,007,369
Less current portion, net (2)	(4,593,332)	(3,714,693)

Long-term debt, net	$5,294,810	$5,292,676

(1)	The issuance of the Second Lien Notes was accounted for as a troubled debt restructuring, which requires that interest payments on the Second Lien Notes reduce the carrying value of the debt with no interest expense recognized.
(2)	Due to existing and anticipated covenant violations, the Company’s Credit Facilities and term loan were classified as current at March 31, 2016, and December 31, 2015. The current portion as of both March 31, 2016, and December 31, 2015, also includes approximately $128 million of interest payable on the Second Lien Notes due within one year.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

In February 2016, the Company borrowed approximately $919 million under the LINN Credit Facility, which represented the remaining undrawn amount that was available under the LINN Credit Facility, the proceeds of which were deposited in an unencumbered account with a bank that is not a lender under either the LINN or Berry Credit Facility. As of March 31, 2016, there was less than $1 million of available borrowing capacity under the Credit Facilities. For additional information related to the Company’s outstanding debt, see Note 6. The Company plans to file Berry’s stand-alone financial statements with the Securities and Exchange Commission at a later date.

Financial Covenants

The Credit Facilities, as amended in October 2015, contain requirements and financial covenants, among others, to maintain: 1) a ratio of EBITDA to Interest Expense (as each term is defined in the LINN Credit Facility) and Adjusted EBITDAX to Interest Expense (as each term is defined in the Berry Credit Facility) (“Interest Coverage Ratio”) for the preceding four quarters of at least 2.5 to 1.0 through September 30, 2015, 2.0 to 1.0 currently, 2.25 to 1.0 from March 31, 2017 through June 30, 2017 and returning to 2.5 to 1.0 thereafter, and 2) a ratio of adjusted current assets to adjusted current liabilities (as described in the LINN Credit Facility) and Current Assets to Current Liabilities (as each term is defined in the Berry Credit Facility) (“Current Ratio”) as of the last day of any fiscal quarter of at least 1.0 to 1.0. The Interest Coverage Ratio is intended as a measure of the Company’s ability to make interest payments on its outstanding indebtedness and the Current Ratio is intended as a measure of the Company’s solvency. The Company is required to demonstrate compliance with each of these ratios on a quarterly basis. The following represents the calculations of the Interest Coverage Ratio and the Current Ratio as presented to the lenders under the Credit Facilities:

	At or for the Quarter Ended				Twelve Months Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	March 31, 2016
LINN Credit Facility:
Interest Coverage Ratio	3.0	3.4	3.5	2.9	3.2
Current Ratio	2.9	2.8	2.0	2.4	2.4
Berry Credit Facility:
Interest Coverage Ratio	2.6	2.2	1.6	(0.8)	1.4
Current Ratio (1)	0.5	2.0	0.4	0.3	0.3
Current Ratio (consolidated) (1)	2.9	2.6	1.7	2.0	2.0

(1)	The Berry Credit Facility allows Berry to demonstrate its compliance with the Current Ratio financial covenant on a consolidated basis with LINN Energy for up to three quarters of each calendar year.

The Company has included disclosure of the Interest Coverage Ratio for the twelve months ended March 31, 2016, and the Current Ratio as of March 31, 2016, to demonstrate its compliance for the quarter ended March 31, 2016, as well as the Interest Coverage Ratio for each of the preceding four quarters on an individual basis (rather than on a last twelve months basis) and the Current Ratio as of the end of each of the preceding four quarters to provide investors with trend information about the Company’s ongoing compliance with these financial covenants. If the Company fails to demonstrate compliance with either or both of the Interest Coverage Ratio or the Current Ratio as of the end of the quarter and such failure continues beyond applicable cure periods, an event of default would occur and the Company would be unable to make additional borrowings and outstanding indebtedness may be accelerated. The Company did not meet the Interest Coverage Ratio requirement under the Berry Credit Facility for the twelve months ended March 31, 2016; however, in accordance with the amendment to the Berry Credit Facility entered into in April 2016 (see Note 6), the lenders agreed that the failure to maintain the Interest Coverage Ratio would not be a default or event of default until May 11, 2016.

See above under “Executive Overview – Covenant Violations” for information about certain covenant violations.

The Company depends, in part, on its Credit Facilities for future capital needs. In addition, the Company has drawn on the LINN Credit Facility in the past to fund or partially fund cash distribution payments. Absent such borrowings, the Company would have at times experienced a shortfall in cash available to pay the declared cash distribution amount.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Counterparty Credit Risk

The Company accounts for its commodity derivatives at fair value. The Company’s counterparties are current participants or affiliates of participants in its Credit Facilities or were participants or affiliates of participants in its Credit Facilities at the time it originally entered into the derivatives. The LINN Credit Facility and the Berry Credit Facility are secured by each Company’s respective oil, natural gas and NGL reserves; therefore, the Company is not required to post any collateral. The Company does not receive collateral from its counterparties. The Company minimizes the credit risk in derivative instruments by: (i) limiting its exposure to any single counterparty; (ii) entering into derivative instruments only with counterparties that meet the Company’s minimum credit quality standard, or have a guarantee from an affiliate that meets the Company’s minimum credit quality standard; and (iii) monitoring the creditworthiness of the Company’s counterparties on an ongoing basis. In accordance with the Company’s standard practice, its commodity derivatives are subject to counterparty netting under agreements governing such derivatives and therefore the risk of loss due to counterparty nonperformance is somewhat mitigated.

At-the-Market Offering Program

The Company’s Board of Directors has authorized the sale of up to $500 million of units under an at-the-market offering program. Sales of units, if any, will be made under an equity distribution agreement by means of ordinary brokers’ transactions, through the facilities of the NASDAQ Global Select Market, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions, or as otherwise agreed with a sales agent. The Company expects to use the net proceeds from any sale of units for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt. No sales were made under the equity distribution agreement during the three months ended March 31, 2016. At March 31, 2016, units totaling approximately $455 million in aggregate offering price remained available to be sold under the agreement.

Distributions

Under the Company’s limited liability company agreement, unitholders are entitled to receive a distribution of available cash, which includes cash on hand plus borrowings less any reserves established by the Company’s Board of Directors to provide for the proper conduct of the Company’s business (including reserves for future capital expenditures, including drilling, acquisitions and anticipated future credit needs) or to fund distributions, if any, over the next four quarters. In October 2015, the Company’s Board of Directors determined to suspend payment of the Company’s distribution.

Off-Balance Sheet Arrangements

The Company does not currently have any off-balance sheet arrangements.

Contingencies

See Part II. Item 1. “Legal Proceedings” for information regarding legal proceedings that the Company is party to and any contingencies related to these legal proceedings.

Commitments and Contractual Obligations

The Company has contractual obligations for long-term debt, operating leases and other long-term liabilities that were summarized in the table of contractual obligations in the 2015 Annual Report on Form 10-K. With the exception of approximately $776 million of net repayments of a portion of the borrowings outstanding under the LINN Credit Facility through May 12, 2016, there have been no significant changes to the Company’s contractual obligations since December 31, 2015. The Company’s filing of the Bankruptcy Petitions constitutes an event of default that accelerated the Company’s obligations under the Credit Facilities, the Second Lien Notes and the senior notes. See Note 6 for additional information about the Company’s debt instruments.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based on the condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors that are believed to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. Actual results may differ from these estimates and assumptions used in the preparation of the financial statements.

Recently Issued Accounting Standards

For a discussion of recently issued accounting standards, see Note 1.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These statements may include discussions about the Company’s:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	potential adverse impact of restructuring transactions on the Company’s operations, management and employees, as well as the risks associated with operating the business during the anticipated Chapter 11 proceedings;

•	ability to consummate restructuring transactions;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	effects of legal proceedings;

•	ability to resume payment of distributions in the future or maintain or grow them after such resumption;

•	drilling locations;

•	oil, natural gas and NGL reserves;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	capital expenditures;

•	economic and competitive advantages;

•	credit and capital market conditions;

•	regulatory changes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results, including results of acquired properties;

•	plans, objectives, expectations and intentions; and

•	integration of acquired businesses and operations and commencement of activities in the Company’s strategic alliances with GSO Capital Partners LP and Quantum Energy Partners, which may take longer than anticipated, may be more costly than anticipated as a result of unexpected factors or events and may have an unanticipated adverse effect on the Company’s business.

All of these types of statements, other than statements of historical fact included in this Quarterly Report on Form 10-Q, are forward-looking statements. These forward-looking statements may be found in Item 2. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this Quarterly Report on Form 10-Q are largely based on Company expectations, which reflect estimates and assumptions made by Company management. These estimates and assumptions reflect

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations - Continued

management’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond its control. In addition, management’s assumptions may prove to be inaccurate. The Company cautions that the forward-looking statements contained in this Quarterly Report on Form 10-Q are not guarantees of future performance, and it cannot assure any reader that such statements will be realized or the events will occur. Actual results may differ materially from those anticipated or implied in forward-looking statements due to factors set forth in Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q and in the Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Annual Report. The forward-looking statements speak only as of the date made and, other than as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The forward-looking statements related to the Plan involve known and unknown risks, uncertainties, assumptions and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by other forward-looking statements contained in this Quarterly Report on Form 10-Q, including but not limited to potential adverse effects related to the following: potential delisting of the Company’s units on NASDAQ; potential restructuring of the Company’s outstanding debt and related effects on the holders of the Company’s outstanding units; potential effects of the industry downturn on the Company’s business, financial condition and results of operations; potential limitations on the Company’s ability to maintain contracts and other critical business relationships; requirements for adequate liquidity to fund our operations in the future, including obtaining sufficient financing on acceptable terms; and other matters related to the potential restructuring and the Company’s indebtedness, including any defaults related thereto.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The Company’s primary market risks are attributable to fluctuations in commodity prices and interest rates. These risks can affect the Company’s business, financial condition, operating results and cash flows. See below for quantitative and qualitative information about these risks. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how the Company views and manages its ongoing market risk exposures.

The following should be read in conjunction with the financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q and in the Company’s 2015 Annual Report on Form 10-K. The reference to a “Note” herein refers to the accompanying Notes to Condensed Consolidated Financial Statements contained in Item 1. “Financial Statements.”

Commodity Price Risk

The Company’s most significant market risk relates to prices of oil, natural gas and NGL. The Company expects commodity prices to remain volatile and unpredictable. As commodity prices decline or rise significantly, revenues and cash flows are likewise affected. In addition, future declines in commodity prices may result in noncash write-downs of the Company’s carrying amounts of its assets.

Historically, the Company has hedged a portion of its forecasted production to reduce exposure to fluctuations in oil and natural gas prices and provide long-term cash flow predictability to manage its business, service debt, and if and when resumed, pay distributions. The current direct NGL hedging market is constrained in terms of price, volume, duration and number of counterparties, which limits the Company’s ability to effectively hedge its NGL production. The Company has also hedged its exposure to natural gas differentials in certain operating areas but does not currently hedge exposure to oil differentials. By removing a portion of the price volatility associated with future production, the Company expects to mitigate, but not eliminate, the potential effects of variability in net cash provided by operating activities due to fluctuations in commodity prices.

The appropriate level of production to be hedged is an ongoing consideration and is based on a variety of factors, including current and future expected commodity market prices, cost and availability of put option contracts, the level of acquisition activity and the Company’s overall risk profile, including leverage and size and scale considerations. In addition, when commodity prices are depressed and forward commodity price curves are flat or in backwardation, the Company may determine that the benefit of hedging its anticipated production at these levels is outweighed by its resultant inability to obtain higher revenues for its production if commodity prices recover during the duration of the contracts. As a result, the appropriate percentage of production volumes to be hedged may change over time.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk - Continued

The Company has maintained a substantial portion of its hedges in the form of swap contracts. From time to time, the Company has chosen to purchase put option contracts to hedge volumes in excess of those already hedged with swap contracts; however the Company did not purchase any put options during the three months ended March 31, 2016, or March 31, 2015. In 2013, the Company assumed certain derivative contracts that Berry Petroleum Company, now Berry Petroleum Company, LLC (“Berry”) had entered into prior to the acquisition date, including swap contracts, collars and three-way collars. The Company does not enter into derivative contracts for trading purposes. There have been no significant changes to the Company’s objectives, general strategies or instruments used to manage the Company’s commodity price risk exposures from the year ended December 31, 2015.

In certain historical periods, the Company paid an incremental premium to increase the fixed price floors on existing put options because the Company typically hedges multiple years in advance and in some cases commodity prices had increased significantly beyond the initial hedge prices. As a result, the Company determined that the existing put option strike prices did not provide reasonable downside protection in the context of the current market.

Counterparties under the Company’s derivative contracts may terminate such contracts upon certain specified events, including a filing by the Company for protection under Chapter 11. In April 2016 and May 2016, in connection with the Company’s restructuring efforts, the Company canceled (prior to the contract settlement dates) all of its derivative contracts (with the exception of Berry’s current remaining 26,108 MMMBtu of natural gas basis swaps for 2016) for net cash proceeds of approximately $1.2 billion. All net cash proceeds received were used to make permanent repayments of a portion of the borrowings outstanding under the LINN Credit Facility. Berry’s derivative contracts may be terminated unilaterally by the counterparty as a result of the bankruptcy filing or, if not automatically terminated, Berry may elect to monetize or terminate its derivative contracts.

At March 31, 2016, the fair value of fixed price swaps and put option contracts was a net asset of approximately $1.4 billion. A 10% increase in the index oil and natural gas prices above the March 31, 2016, prices would result in a net asset of approximately $1.3 billion, which represents a decrease in the fair value of approximately $159 million; conversely, a 10% decrease in the index oil and natural gas prices below the March 31, 2016, prices would result in a net asset of approximately $1.6 billion, which represents an increase in the fair value of approximately $159 million.

At December 31, 2015, the fair value of fixed price swaps and put option contracts was a net asset of approximately $1.7 billion. A 10% increase in the index oil and natural gas prices above December 31, 2015, prices would result in a net asset of approximately $1.5 billion, which represents a decrease in the fair value of approximately $190 million; conversely, a 10% decrease in the index oil and natural gas prices below December 31, 2015, prices would result in a net asset of approximately $1.9 billion, which represents an increase in the fair value of approximately $190 million.

The Company determines the fair value of its oil and natural gas derivatives utilizing pricing models that use a variety of techniques, including market quotes and pricing analysis. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties. Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data in certain situations and confirming that those instruments trade in active markets.

The prices of oil, natural gas and NGL have been extremely volatile, and the Company expects this volatility to continue. Prices for these commodities may fluctuate widely in response to relatively minor changes in the supply of and demand for such commodities, market uncertainty and a variety of additional factors that are beyond its control. Actual gains or losses recognized related to the Company’s derivative contracts depend exclusively on the price of the commodities on the specified settlement dates provided by the derivative contracts.

Interest Rate Risk

At March 31, 2016, the Company had debt outstanding under its credit facilities and term loan of approximately $4.5 billion which incurred interest at floating rates (see Note 6). A 1% increase in the respective market rates would result in an estimated $45 million increase in annual interest expense.

At December 31, 2015, the Company had debt outstanding under its credit facilities and term loan of approximately $3.6 billion which incurred interest at floating rates. A 1% increase in the respective market rates would result in an estimated $36 million increase in annual interest expense.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk - Continued

Counterparty Credit Risk

The Company accounts for its commodity derivatives at fair value on a recurring basis (see Note 8). The fair value of these derivative financial instruments includes the impact of assumed credit risk adjustments, which are based on the Company’s and counterparties’ published credit ratings, public bond yield spreads and credit default swap spreads, as applicable.

At March 31, 2016, the average public bond yield spread utilized to estimate the impact of the Company’s credit risk on derivative liabilities was approximately 3.35%. A 1% increase in the average public bond yield spread would result in an estimated $15,000 increase in net income for the three months ended March 31, 2016. At March 31, 2016, the credit default swap spreads utilized to estimate the impact of counterparties’ credit risk on derivative assets ranged between 0% and 3.15%. A 1% increase in each of the counterparties’ credit default swap spreads would result in an estimated $11 million decrease in net income for the three months ended March 31, 2016.

At December 31, 2015, the average public bond yield spread utilized to estimate the impact of the Company’s credit risk on derivative liabilities was approximately 3.23%. A 1% increase in the average public bond yield spread would result in an estimated $25,000 increase in net income for the year ended December 31, 2015. At December 31, 2015, the credit default swap spreads utilized to estimate the impact of counterparties’ credit risk on derivative assets ranged between 0% and 2.64%. A 1% increase in each of the counterparties’ credit default swap spreads would result in an estimated $15 million decrease in net income for the year ended December 31, 2015.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer, and the Company’s Audit Committee of the Board of Directors, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The Company carried out an evaluation under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of its disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2016.

Changes in the Company’s Internal Control Over Financial Reporting

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. The Company’s internal controls were designed to provide reasonable assurance as to the reliability of its financial reporting and the preparation and presentation of the condensed consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Because of its inherent limitations, internal control over financial reporting may not detect or prevent misstatements. Projections of any evaluation of the effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

There were no changes in the Company’s internal control over financial reporting during the first quarter of 2016 that materially affected, or were reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II – Other Information

Item 1.	Legal Proceedings

For a certain statewide class action royalty payment dispute where a reserve has not yet been established, the court denied plaintiffs’ motion for class certification, which the plaintiffs subsequently appealed. The Company has denied that it has any liability on the claims and has raised arguments and defenses that, if accepted by the courts, will result in no loss to the Company. In another statewide class action royalty payment dispute where a reserve has not yet been established, the parties have stayed the dispute pending resolution of royalty disputes between other parties. In addition, the Company is involved in various other disputes arising in the ordinary course of business. The Company is not currently a party to any litigation or pending claims that it believes would have a material adverse effect on its overall business, financial position, results of operations or liquidity; however, cash flow could be significantly impacted in the reporting periods in which such matters are resolved.

The commencement of the Chapter 11 proceedings automatically stayed certain actions against the Company, including actions to collect pre-petition liabilities or to exercise control over the property of the Company’s bankruptcy estates, and the Company intends to seek authority to pay all general claims in the ordinary course of business notwithstanding the commencement of the Chapter 11 proceedings in a manner consistent with the Restructuring Support Agreement. The Plan in the Chapter 11 proceedings, if confirmed, will provide for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 proceedings. See above under Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Voluntary Reorganization Under Chapter 11” for information about the Company’s entry into the Restructuring Support Agreement.

Item 1A.	Risk Factors

Our business has many risks. Factors that could materially adversely affect our business, financial condition, operating results or liquidity and the trading price of our units are described in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. Except as set forth below, as of the date of this report, these risk factors have not changed materially. This information should be considered carefully, together with other information in this report and other reports and materials we file with the United States Securities and Exchange Commission.

We are subject to the risks and uncertainties associated with Chapter 11 proceedings.

For the duration of our Chapter 11 proceedings, our operations and our ability to develop and execute our business plan, as well as our continuation as a going concern, are subject to the risks and uncertainties associated with bankruptcy. These risks include the following:

•	our ability to develop, confirm and consummate a Chapter 11 plan or alternative restructuring transaction;

•	our ability to obtain court approval with respect to motions filed in Chapter 11 proceedings from time to time;

•	our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties;

•	our ability to maintain contracts that are critical to our operations;

•	our ability to execute our business plan;

•	the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with us;

•	the ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for us to propose and confirm a Chapter 11 plan, to appoint a Chapter 11 trustee, or to convert the Chapter 11 proceedings to a Chapter 7 proceeding; and

•	the actions and decisions of our creditors and other third parties who have interests in our Chapter 11 proceedings that may be inconsistent with our plans.

These risks and uncertainties could affect our business and operations in various ways. For example, negative events associated with our Chapter 11 proceedings could adversely affect our relationships with our suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect our operations and financial condition. Also, we need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with our Chapter 11 proceedings, we cannot accurately predict or quantify the ultimate impact of events that will occur during our Chapter 11 proceedings that may be inconsistent with our plans.

Item 1A.	Risk Factors - Continued

Operating under Bankruptcy Court protection for a long period of time may harm our business.

Our future results are dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on our business, financial condition, results of operations and liquidity. So long as the Chapter 11 proceedings continue, our senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on our business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of our business. In addition, the longer the Chapter 11 proceedings continue, the more likely it is that our customers and suppliers will lose confidence in our ability to reorganize our business successfully and will seek to establish alternative commercial relationships.

Furthermore, so long as the Chapter 11 proceedings continue, we will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 proceedings. The Chapter 11 proceedings may also require us to seek debtor-in-possession financing to fund operations. If we are unable to obtain such financing on favorable terms or at all, our chances of successfully reorganizing our business may be seriously jeopardized, the likelihood that we instead will be required to liquidate our assets may be enhanced, and, as a result, any securities in us could become further devalued or become worthless.

Furthermore, we cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even once a plan of reorganization is approved and implemented, our operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from Chapter 11 proceedings.

The Restructuring Support Agreement provides that our common units representing limited liability company interests (“units”) will be cancelled in our Chapter 11 proceedings.

We have a significant amount of indebtedness that is senior to our existing units in our capital structure. The Restructuring Support Agreement provides that our existing equity will be cancelled in our Chapter 11 proceedings and will be entitled to a limited recovery, if any. Any trading in our units during the pendency of the Chapter 11 proceedings is highly speculative and poses substantial risks to purchasers of our units.

We may not be able to obtain confirmation of a Chapter 11 plan of reorganization.

To emerge successfully from Bankruptcy Court protection as a viable entity, we must meet certain statutory requirements with respect to adequacy of disclosure with respect to the Plan, solicit and obtain the requisite acceptances of such a plan and fulfill other statutory conditions for confirmation of such a plan, which have not occurred to date. The confirmation process is subject to numerous, unanticipated potential delays, including a delay in the Bankruptcy Court’s commencement of the confirmation hearing regarding our Plan.

Prior to filing the Chapter 11 cases, we entered into the Restructuring Support Agreement with certain of our creditors. The restructuring transactions contemplated by the Restructuring Support Agreement will be effectuated through the Plan. However, we may not receive the requisite acceptances of constituencies in the Chapter 11 proceedings to confirm our Plan. Even if the requisite acceptances of the Plan are received, the Bankruptcy Court may not confirm such a plan. The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors including, without limitation, the status and seniority of the claims or equity interests in the rejecting class (i.e., secured claims or unsecured claims or subordinated or senior claims).

If a Chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether we would be able to reorganize our business and what, if anything, holders of claims against us would ultimately receive with respect to their claims.

Item 1A.	Risk Factors - Continued

The Restructuring Support Agreement is subject to significant conditions and milestones that may be difficult for us to satisfy.

There are certain material conditions we must satisfy under the Restructuring Support Agreement, including the timely satisfaction of milestones in the anticipated Chapter 11 proceedings, such as confirmation of the Plan and effectiveness of the Plan. Our ability to timely complete such milestones is subject to risks and uncertainties that may be beyond our control.

If the Restructuring Support Agreement is terminated, our ability to confirm and consummate the Plan could be materially and adversely affected.

The Restructuring Support Agreement contains a number of termination events, upon the occurrence of which certain parties to the Restructuring Support Agreement may terminate the agreement. If the Restructuring Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Restructuring Support Agreement. Such termination may result in the loss of support for the Plan by the parties to the Restructuring Support Agreement, which could adversely affect our ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that any new Plan would be as favorable to holders of claims as the current Plan.

Our long-term liquidity requirements and the adequacy of our capital resources are difficult to predict at this time.

We face uncertainty regarding the adequacy of our liquidity and capital resources and have extremely limited, if any, access to additional financing. In addition to the cash requirements necessary to fund ongoing operations, we have incurred significant professional fees and other costs in connection with preparation for the Chapter 11 proceedings and expect that we will continue to incur significant professional fees and costs throughout our Chapter 11 proceedings. We cannot assure you that cash on hand and cash flow from operations will be sufficient to continue to fund our operations and allow us to satisfy our obligations related to the Chapter 11 proceedings until we are able to emerge from our Chapter 11 proceedings.

Our liquidity, including our ability to meet our ongoing operational obligations, is dependent upon, among other things: (i) our ability to comply with the terms and conditions of any cash collateral order that may be entered by the Bankruptcy Court in connection with the Chapter 11 proceedings, (ii) our ability to maintain adequate cash on hand, (iii) our ability to generate cash flow from operations, (iv) our ability to develop, confirm and consummate a Chapter 11 plan or other alternative restructuring transaction, and (v) the cost, duration and outcome of the Chapter 11 proceedings.

As a result of the Chapter 11 proceedings, our financial results may be volatile and may not reflect historical trends.

During the Chapter 11 proceedings, we expect our financial results to continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact our consolidated financial statements. As a result, our historical financial performance is likely not indicative of our financial performance after the date of the bankruptcy filing. In addition, if we emerge from Chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to our operating plans pursuant to a plan of reorganization. We also may be required to adopt fresh start accounting, in which case our assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on our consolidated balance sheets. Our financial results after the application of fresh start accounting also may be different from historical trends.

We may be subject to claims that will not be discharged in the Chapter 11 proceedings, which could have a material adverse effect on our financial condition and results of operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arose prior to May 12, 2016, or before confirmation of the plan of reorganization (i) would be subject to compromise and/or treatment under the plan of reorganization and/or (ii) would be discharged in accordance with the terms of the Plan. Any claims not ultimately discharged through the Plan could be asserted against the reorganized entities and may have an adverse effect on our financial condition and results of operations on a post-reorganization basis.

We may experience increased levels of employee attrition as a result of the Chapter 11 proceedings.

As a result of the Chapter 11 proceedings, we may experience increased levels of employee attrition, and our employees likely will face considerable distraction and uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect our business and results of operations. Our ability to engage, motivate and retain key employees or take other measures intended to motivate and incent key employees to remain with us through the pendency of the Chapter 11 proceedings

Item 1A.	Risk Factors - Continued

is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. The loss of services of members of our senior management team could impair our ability to execute our strategy and implement operational initiatives, which would be likely to have a material adverse effect on our business, financial condition and results of operations.

In certain instances, a Chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code.

There can be no assurance as to whether we will successfully reorganize and emerge from the Chapter 11 proceedings or, if we do successfully reorganize, as to when we would emerge from the Chapter 11 proceedings.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the Debtors, the Bankruptcy Court may convert our anticipated Chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to the Debtors’ creditors than those provided for in a Chapter 11 plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing or selling in a controlled manner the Debtors’ businesses as a going concern, (ii) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (iii) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of operations.

We have significant exposure to fluctuations in commodity prices since none of our estimated future production is covered by commodity derivatives and we may not be able to enter into commodity derivatives covering our estimated future production on favorable terms or at all.

During the Chapter 11 proceedings, our ability to enter into new commodity derivatives covering estimated future production will be dependent upon either entering into unsecured hedges or obtaining Bankruptcy Court approval to enter into secured hedges. As a result, we may not be able to enter into additional commodity derivatives covering our production in future periods on favorable terms or at all. If we cannot or choose not to enter into commodity derivatives in the future, we could be more affected by changes in commodity prices than our competitors who engage in hedging arrangements. Our inability to hedge the risk of low commodity prices in the future, on favorable terms or at all, could have a material adverse impact on our business, financial condition and results of operations.

Failure to maintain the continued listing standards of NASDAQ could result in delisting of our units, which could negatively impact the market price and liquidity of our units and our ability to access the capital markets.

Our units are listed on the NASDAQ Global Select Market (“NASDAQ”) and the continued listing of our units on NASDAQ is subject to our ability to comply with NASDAQ’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per unit. On April 26, 2016, we received a letter from the Listing Qualifications Department of NASDAQ notifying us that our units closed below the $1.00 per unit minimum bid price required by NASDAQ Listing Rule 5450(a)(1) for 30 consecutive business days. In addition, in connection with the filing of the Bankruptcy Petitions, we anticipate that the Listing Qualifications Department of NASDAQ will delist our units from NASDAQ.

Any delisting from NASDAQ could have a negative impact on the market price and liquidity of our units. In addition, delisting could harm our ability to access the capital markets and result in the potential loss of confidence by investors.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Issuer Purchases of Equity Securities

The Company’s Board of Directors has authorized the repurchase of up to $250 million of the Company’s outstanding units from time to time on the open market or in negotiated purchases. The timing and amounts of any such repurchases are at the discretion of management, subject to market conditions and other factors, and in accordance with applicable securities laws and other legal requirements. The repurchase plan does not obligate the Company to acquire any specific number of units and may be discontinued at any time. The Company did not repurchase any units during the three months ended March 31, 2016, and as of March 31, 2016, the entire amount remained available for unit repurchase under the program.

Item 3.	Defaults Upon Senior Securities

See Part I. Item 1. Note 2 to the Company’s condensed consolidated financial statements entitled “Chapter 11 Proceedings, Ability to Continue as a Going Concern and Covenant Violations” which is incorporated in this item by reference.

Item 4.	Mine Safety Disclosures

Not applicable

Item 5.	Other Information

None

Item 6.	Exhibits

Exhibit Number		Description

3.1	—	Certificate of Formation of Linn Energy Holdings, LLC (now Linn Energy, LLC) (incorporated herein by reference to Exhibit 3.1 to Registration Statement on Form S-1 (File No. 333-125501) filed on June 3, 2005)

3.2	—	Certificate of Amendment to Certificate of Formation of Linn Energy Holdings, LLC (now Linn Energy, LLC) (incorporated herein by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File No. 333-125501) filed on June 3, 2005)

3.3	—	Third Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC dated September 3, 2010 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on September 7, 2010)

3.4	—	Amendment No. 1, dated April 23, 2013, to Third Amended and Restated LLC Agreement of Linn Energy, LLC, dated September 3, 2010 (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed on April 25, 2013)

10.1	—	Settlement Agreement, dated as of April 4, 2016 (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April 5, 2016)

10.2	—	Eighth Amendment to Sixth Amended and Restated Credit Agreement, dated as of April 12, 2016, among Linn Energy, LLC, as borrower, the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent and each of the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April 15, 2016)

10.3	—	Twelfth Amendment to Second Amended and Restated Credit Agreement, dated as of April 12, 2016, among Berry Petroleum Company, LLC, as borrower, each of the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (incorporated herein by reference to Exhibit 10.2 to Current Report on Form 8-K filed on April 15, 2016)

10.4	—	Restructuring Support Agreement, dated as of May 10, 2016, by and among the Debtors and the supporting parties thereto (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 11, 2016)

31.1*	—	Section 302 Certification of Mark E. Ellis, Chairman, President and Chief Executive Officer of Linn Energy, LLC

31.2*	—	Section 302 Certification of David B. Rottino, Executive Vice President and Chief Financial Officer of Linn Energy, LLC

32.1*	—	Section 906 Certification of Mark E. Ellis, Chairman, President and Chief Executive Officer of Linn Energy, LLC

32.2*	—	Section 906 Certification of David B. Rottino, Executive Vice President and Chief Financial Officer of Linn Energy, LLC

101.INS**	—	XBRL Instance Document

101.SCH**	—	XBRL Taxonomy Extension Schema Document

101.CAL**	—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	—	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINN ENERGY, LLC
(Registrant)

Date: May 12, 2016	/s/ Darren R. Schluter
Darren R. Schluter
Vice President and Controller
(Duly Authorized Officer and Principal Accounting Officer)

Date: May 12, 2016	/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1

I, Mark E. Ellis, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Linn Energy, LLC (the “registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 12, 2016

/s/ Mark E. Ellis
Mark E. Ellis
Chairman, President and Chief Executive Officer

Exhibit 31.2

I, David B. Rottino, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Linn Energy, LLC (the “registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 12, 2016

/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Linn Energy, LLC (the “Company”) on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Mark E. Ellis, Chairman, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2016	/s/ Mark E. Ellis
Mark E. Ellis
Chairman, President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Linn Energy, LLC (the “Company”) on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David B. Rottino, Executive Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2016	/s/ David B. Rottino
David B. Rottino
Executive Vice President and Chief Financial Officer